UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ________________________________________
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
 ________________________________________
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a‑12
Denali Therapeutics Inc.
(Name of Registrant as Specified In Its Charter)

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DENALI THERAPEUTICS INC.
Dear Stockholder:
I am pleased to invite you to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Denali Therapeutics Inc. (“Denali”), which will be held virtually via live webcast on May 31, 2024 at 10:00 a.m. Pacific Time. You can attend the virtual Annual Meeting via the Internet at www.virtualshareholdermeeting.com/DNLI2024, where you will be able to vote and submit questions electronically during the Annual Meeting.
The attached Notice of Annual Meeting of Stockholders and proxy statement contain details of the business to be conducted at the Annual Meeting.
Whether or not you attend the virtual Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy via the Internet, by phone or by mail. If you decide to attend the virtual Annual Meeting, you will be able to vote electronically, even if you have previously submitted your proxy.
On behalf of the board of directors, I would like to express our appreciation for your interest in Denali.
Sincerely,
Ryan J. Watts, Ph.D.
President and Chief Executive Officer

DENALI THERAPEUTICS INC.
161 Oyster Point Blvd.
South San Francisco, California 94080
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	May 31, 2024 at 10:00 a.m. Pacific Time

Place
The Annual Meeting will be a completely virtual meeting of stockholders to be conducted via live webcast. You will be able to attend the virtual Annual Meeting by accessing www.virtualshareholdermeeting.com/DNLI2024. You will need the 16-digit control number found on your Notice of Internet Availability, your proxy card or on the instructions that accompany your proxy materials to participate in the Annual Meeting and vote your shares electronically.

Items of Business
•To elect three directors from the nominees described in this proxy statement.

•To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2024.

•To approve, on an advisory basis, executive compensation.

•To transact other business that may properly come before the Annual Meeting.

Record Date	April 5, 2024 (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.
On or about April 18, 2024, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders, which will be available on our website at https://denalitherapeutics.com/investors in the SEC Filings section of our Investor & Media Relations web page. The Notice, our proxy statement and annual report to stockholders can also be accessed directly at the following website: www.proxyvote.com.
Your Vote Is Important. Whether or not you plan to attend the virtual Annual Meeting, we encourage you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions for each of these voting options, please refer to the proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting. Our proxy statement contains further information regarding voting rights and the matters to be voted upon.

By order of the board of directors,

Ryan J. Watts, Ph.D.
President, Chief Executive Officer and Director
South San Francisco, California

April 18, 2024

-i-

DENALI THERAPEUTICS INC.
PROXY STATEMENT
FOR 2024 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 10:00 a.m. Pacific Time on May 31, 2024

This proxy statement and form of proxy are furnished in connection with the solicitation of proxies by our board of directors (the “Board”) for use at our 2024 Annual Meeting of Stockholders (the “Annual Meeting”), and any postponements, adjournments, or continuations thereof. Stockholders will not be able to physically attend the Annual Meeting. The Annual Meeting will be held virtually via live webcast on May 31, 2024 at 10:00 a.m. Pacific Time. You will be able to attend the virtual Annual Meeting by accessing www.virtualshareholdermeeting.com/DNLI2024 and entering the 16-digit control number found on your Notice of Internet Availability, your proxy card or on the instructions that accompany your proxy materials. The virtual format of the Annual Meeting allows us to preserve stockholder access while also saving time and money for both us and our stockholders. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 18, 2024 to all stockholders entitled to vote at the virtual Annual Meeting. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this proxy statement. Please read the entire proxy statement carefully before voting your shares.
Why am I receiving these materials?
The Board is providing these proxy materials to you in connection with the Board’s solicitation of proxies for use at Denali’s Annual Meeting, which will take place on May 31, 2024. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.
All stockholders will have the ability to access the proxy materials via the Internet, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Annual Report”), as filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 28, 2024. The Notice includes information on how to access the proxy materials, how to submit your vote over the Internet, by phone, or how to request a paper copy of the proxy materials. This proxy statement and the Annual Report are available at www.proxyvote.com.
What proposals will be voted on at the Annual Meeting?
There are three proposals scheduled to be voted on at the Annual Meeting:
•the election of three class I directors to hold office until the 2027 annual meeting of stockholders or until their successors are duly elected and qualified;
•the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024; and
•the approval, on an advisory basis, of executive compensation, as described in this proxy statement.
As of the date of this proxy statement, our management and board of directors were not aware of any other matters to be presented at the Annual Meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement.

How does our board of directors recommend that I vote?
Our board of directors recommends that you vote:
•FOR the election of each of the three directors nominated by the Board and named in this proxy statement as class I directors to serve for a three-year term;
•FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024; and
•FOR the approval, on an advisory basis, of executive compensation, as described in this proxy statement.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock at the close of business on April 5, 2024, the record date for the Annual Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. As of the Record Date, there were 142,539,529 shares of common stock outstanding and entitled to vote. Stockholders are not permitted to cumulate votes with respect to the election of directors. The shares you are entitled to vote include shares that are (1) held of record directly in your name, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with Broadridge Financial Solutions, Inc., our transfer agent, then you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote electronically at the virtual Annual Meeting.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If, at the close of business on the Record Date, your shares were held, not in your name, but rather in a stock brokerage account or by a bank or other nominee on your behalf, then you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may, in its discretion, vote your shares with respect to routine matters but may not vote your shares with respect to any non-routine matters. For additional information, see “What if I do not specify how my shares are to be voted?” below.
How do I vote and what are the voting deadlines?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can vote in one of the following ways:
•You may vote via the Internet. To vote via the Internet, go to www.proxyvote.com and follow the instructions on the proxy card or in the notice of annual meeting and Internet availability of proxy materials. Your vote must be received by 11:59 p.m. Eastern Time on May 30, 2024 to be counted. If you vote via the Internet, you do not need to return a proxy card by mail.
•You may vote by telephone. To vote by telephone, dial toll-free 1-800-690-6903 and follow the instructions on the proxy card or in the notice of annual meeting and Internet availability of proxy materials. Your vote must be received by 11:59 p.m. Eastern Time on May 30, 2024 to be counted. If you vote by telephone, you do not need to return a proxy card by mail.

•You may vote by mail. To vote by mail using the proxy card (if you requested paper copies of the proxy materials to be mailed to you), you need to complete, date, and sign the proxy card and return it promptly by mail so that it is received no later than May 30, 2024. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the Annual Meeting, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of the Board. The Board recommends that you vote FOR the election of each of the three directors nominated by the Board and named in this proxy statement as class I directors to serve for a three-year term, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024, and FOR the approval, on an advisory basis, of executive compensation, as described in this proxy statement.

•You may vote via meeting website. If you plan to attend the virtual Annual Meeting, you may vote your shares live at the virtual Annual Meeting. Even if you plan to attend and participate in our virtual annual meeting via www.virtualshareholdermeeting.com/DNLI2024, we encourage you to vote over the Internet or by telephone as described above, or by returning a proxy card following your request of paper copies. This will ensure that your vote will be counted if you are unable to, or later decide not to, participate in the virtual Annual Meeting.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank, or Other Nominee. If you are the beneficial owner of shares held of record by a broker, bank, or other nominee, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to instruct your broker, bank, or other nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank, or other nominee.
Can I change my vote or revoke my proxy?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:
•entering a new vote by Internet or telephone;
•signing and returning a new proxy card with a later date;
•delivering a written revocation to our Secretary at Denali Therapeutics Inc., 161 Oyster Point Blvd., South San Francisco, California 94080, by 11:59 p.m. Eastern Time on May 30, 2024; or
•attending and electronically voting at the virtual Annual Meeting.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank, or Other Nominee. If you are the beneficial owner of your shares, you must contact the broker, bank, or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxy holders by our board of directors. When a proxy is properly dated, executed and returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.
What if I do not specify how my shares are to be voted?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:
•FOR the election of each of the three directors nominated by the Board and named in this proxy statement as class I directors to serve for a three-year term (Proposal No. 1);
•FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024 (Proposal No. 2);
•FOR the approval, on an advisory basis, of executive compensation, as described in this proxy statement (Proposal No. 3); and
•In the discretion of the named proxy holders regarding any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank, or Other Nominee. If you are a beneficial owner and you do not provide your broker, bank, or other nominee that holds your shares with voting instructions, then your broker, bank, or other nominee will determine if it has discretion to vote on each matter. Brokers do not have discretion to vote on non-routine matters. Proposal No. 1 (election of directors) and Proposal No. 3 (approval of the advisory vote on executive compensation) are not considered routine matters, while Proposal No. 2 (ratification of appointment of independent registered public accounting firm) is a routine matter. As a result, if you do not provide voting instructions to your broker, bank, or other nominee, then your broker, bank, or other nominee may not vote your shares with respect to Proposal No. 1 and Proposal No. 3, which would result in a “broker non-vote,” but may, in its discretion, vote your shares with respect to Proposal No. 2. For additional information regarding broker non-votes, see “What are the effects of abstentions and broker non-votes?” below.
What are the effects of abstentions and broker non-votes?
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote thereon (e.g., Proposal No. 2 and Proposal No. 3). However, because the outcome of Proposal No. 1 (election of directors) will be determined by plurality votes, abstentions will have no impact on the outcome of any of such proposals as long as a quorum exists.

A broker non-vote occurs when a broker, bank, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank, or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. A majority of the shares of common stock outstanding and entitled to vote, in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. As noted above, as of the Record Date, there were a total of 142,539,529 shares of common stock outstanding, which means that 71,269,765 shares of common stock must be represented in person or by proxy at the Annual Meeting to have a quorum. If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.
How many votes are needed for approval of each proposal?
•Proposal No. 1: The election of class I directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. This means that the three nominees who receive the most FOR votes will be elected. You may (i) vote FOR all nominees, (ii) WITHHOLD your vote as to all nominees, or (iii) vote FOR all nominees except for those specific nominees from whom you WITHHOLD your vote. Any shares not voted FOR a particular nominee (whether as a result of voting withheld or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. If you WITHHOLD your vote as to all nominees, you will be deemed to have abstained from voting on Proposal No. 1, and such abstention will have no effect on the outcome of the proposal.
•Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote FOR, AGAINST, or ABSTAIN. If you ABSTAIN from voting on Proposal No. 2, the abstention will have the same effect as a vote AGAINST the proposal.
•Proposal No. 3: For the non-binding advisory vote on executive compensation, an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved is required to approve, on a non-binding advisory basis, the compensation of our named executive officers. You may vote FOR, AGAINST, or ABSTAIN. If you ABSTAIN from voting on Proposal No. 3, the abstention will have the same effect as a vote AGAINST the proposal.

How are proxies solicited for the Annual Meeting and who is paying for such solicitation?
Our board of directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing, and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks, and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks, or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees, or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.
If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.
What does it mean if I received more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.
Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Denali or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted an SEC-approved procedure called “householding.” Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those stockholders that received a paper copy of proxy materials in the mail, one copy of our annual report to stockholders and this proxy statement, to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing and mailing costs. Upon written or oral request, we will promptly deliver a separate copy of the proxy materials and annual report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy materials and annual report, you may contact us as follows:
Denali Therapeutics Inc.
Attention: Secretary
161 Oyster Point Blvd.
South San Francisco, California 94080
(650) 866-8548
Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.

How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us at that time, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2025 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 19, 2024. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Denali Therapeutics Inc.
Attention: Secretary
161 Oyster Point Blvd.,
South San Francisco, California 94080
(650) 866-8548
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2025 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:
•not earlier than February 2, 2025; and
•not later than March 4, 2025.
In the event that we hold our 2025 annual meeting of stockholders more than 30 days before or more than 60 days after the first anniversary of the date of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:
•the 90th day prior to such annual meeting; or
•the 10th day following the day on which public announcement of the date of such annual meeting is first made.
If a stockholder who has notified us of his, her, or its intention to present a proposal at an annual meeting does not appear to present his, her, or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates
You may propose director candidates for consideration by our corporate governance and nominating committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
A copy of our bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive office for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our board of directors, which is currently comprised of ten (10) members. Eight (8) of our ten (10) directors are independent within the meaning of the listing rules of the Nasdaq Stock Market (Nasdaq). Our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Upon the recommendation of our corporate governance and nominating committee, we are nominating Mr. Flatley, Dr. Tessier-Lavigne, and Ms. Thornberry. If elected, Mr. Flatley, Dr. Tessier-Lavigne, and Ms. Thornberry will each hold office for a three-year term until the annual meeting of stockholders to be held in 2027 or until their successors are duly elected and qualified.

The following table sets forth the names, ages as of March 31, 2024, and certain other information, including the composition of the committees, as of the date of this proxy statement, for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing directors and for our new director:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
1. Director Nominees
Jay Flatley(1)(2)	I	71	Director	2015	2024	2027
Marc Tessier-Lavigne, Ph.D.(3)	I	64	Director	2015	2024	2027
Nancy A. Thornberry(2)	I	67	Director	2021	2024	2027

2. Continuing Directors
Vicki Sato, Ph.D.(3)	II	75	Chairperson of the Board	2015	2025	—
Erik Harris(1)	II	54	Director	2022	2025	—
Peter Klein(1)(2)	II	61	Director	2018	2025	—
Steve E. Krognes	II	55	Director	2022	2025	—
Jennifer Cook(3)	III	58	Director	2018	2026	—
David Schenkein, M.D.(3)	III	66	Director	2015	2026	—
Ryan J. Watts, Ph.D.	III	48	President, Chief Executive Officer and Director	2015	2026	—

(1)Member of our audit committee.
(2)Member of our compensation committee.
(3)Member of our corporate governance and nominating committee.

Nominees for Director
Jay Flatley has served as a member of our board of directors since April 2015. Mr. Flatley served as the Chairman and Acting Chief Executive Officer of Zymergen Inc. until it was acquired by Gingko Bioworks in 2022. Mr. Flatley previously spent over 20 years serving in various leadership roles at Illumina, Inc., a public company focused on sequencing- and array-based solutions for genetic analysis. His roles included Chairman of the board of directors from January 2020 to May 2021, Executive Chairman from July 2016 to January 2020, Chief Executive Officer from December 2013 to July 2016, and Chief Executive Officer and President from October 1999 to December 2013. Prior to joining Illumina, Mr. Flatley was co-founder, President, Chief Executive Officer, and a director of Molecular Dynamics, a life sciences company focused on genetic discovery and analysis, from July 1994 until its sale to Amersham Pharmacia Biotech in September 1998. Mr. Flatley also serves as Chairman of the Wellcome Trust Leap Fund, is Chairman of the board of Cellanome and Iridia, is on the board of directors at Rivian Automotive, on the board of trustees for The Salk Institute, and is an Advisory Board member for UC San Diego's Moores Cancer Center. Mr. Flatley previously served on the boards of directors of Zymergen, Juno Therapeutics, and Coherent Inc. Mr. Flatley received his B.S. and M.S. in industrial engineering from Stanford University and his B.A. in economics from Claremont McKenna College.
We believe Mr. Flatley is qualified to serve on our board of directors because of his extensive background in the life sciences industry and leadership experience as a senior executive of companies in the life sciences industry.
Marc Tessier-Lavigne, Ph.D. is one of our co-founders and has served as a member of our board of directors since March 2015. From March 2015 to August 2016, Dr. Tessier-Lavigne served as the Chairman of our board of directors. From September 2016 until August 2023, Dr. Tessier-Lavigne served as President of Stanford University, and currently serves as Professor of Biology at Stanford. From March 2011 to September 2016, he served as President of The Rockefeller University, as well as professor and head of the Laboratory of Brain Development and Repair. From September 2003 to March 2011, Dr. Tessier-Lavigne served in positions of increasing responsibility at Genentech, where in 2009 he was named Executive Vice President for Research and Chief Scientific Officer. Previously, he served on the boards of directors of Regeneron Pharmaceuticals, Pfizer, Juno Therapeutics, and Agios Pharmaceuticals. Dr. Tessier-Lavigne received his Ph.D. in neurophysiology from University College London, his B.A. in philosophy and physiology from Oxford University, and his B.Sc. in physics from McGill University. He conducted postdoctoral work at the MRC Developmental Neurobiology Unit in London and at Columbia University.
We believe Dr. Tessier-Lavigne is qualified to serve on our board of directors because of his pioneering research, scientific knowledge, experience as one of our co-founders, service on boards of directors of public companies in the life sciences industry, and leadership in the biotechnology industry.
Nancy A. Thornberry has served on our board of directors since January 2021. Ms. Thornberry served as Chief Executive Officer of Kallyope, Inc. from November 2015 until October 2021, and currently serves on its board of directors and as Chair, R&D. Ms. Thornberry also serves on the boards of directors of Vertex Pharmaceuticals and Schrödinger, both of which are public companies, Adimab, a private company, and NY Genome Center, a non-profit institution; she previously served on the boards of Intarcia Therapeutics and Abide Therapeutics. Between August 2013 and October 2015, Ms. Thornberry was self-employed as a consultant to companies in the biotechnology and pharmaceutical industries. Prior to that, Ms. Thornberry spent over 30 years at Merck, a pharmaceutical company, where she held a variety of positions including Senior Vice President and Franchise Head, Diabetes and Endocrinology, from April 2011 to July 2013, Senior Vice President and Franchise Head, Diabetes and Obesity, from September 2009 to April 2011, Vice President, Worldwide Basic Research Head, Diabetes and Obesity, from February 2007 to September 2009, and Executive Director, Metabolic Disorders, from 2004 to February 2007, among other positions. Ms. Thornberry received a B.S. in Chemistry and Biology from Muhlenberg College.
We believe Ms. Thornberry is qualified to serve on our board of directors because of her extensive scientific background and experience in the life sciences industry.

Continuing Directors
Vicki Sato, Ph.D. has served as a member of our board of directors since April 2015 and as Chairperson of our board of directors since August 2016. Currently she is a Venture Partner at ARCH Venture Capital. From September 2006 until July 2017, Dr. Sato served as a Professor of Management Practice at Harvard Business School. From July 2005 until October 2015, she also had an appointment as Professor of the Practice in the Department of Molecular and Cell Biology at Harvard University. From September 2000 to May 2005, Dr. Sato served as the President of Vertex Pharmaceuticals, a pharmaceutical company, with general management responsibility for business and corporate development, commercial operations, legal and finance, in addition to research and development. From 1992 until 2000, she served as the Chief Scientific Officer and Senior Vice President of Research and Development of Vertex Pharmaceuticals. Dr. Sato joined Vertex Pharmaceuticals in 1992, after serving as Vice President of Research at Biogen, a biotechnology company, where she also served as a member of the Scientific Board. Dr. Sato serves on the boards of directors of Allogene Therapeutics and Vir Biotechnology, Inc., each of which is a public company, and on the boards of directors of multiple private companies. She previously served on the boards of directors of Akouos, Inc. until their acquisition in December 2022, Bristol-Myers Squibb Company until May 2021, BorgWarner Corporation until April 2021, Syros Pharmaceuticals until December 2019, and PerkinElmer until April 2017. Dr. Sato received her A.M. and Ph.D. degrees from Harvard University and her A.B. in biology from Radcliffe College.
We believe Dr. Sato is qualified to serve on our board of directors because of her extensive industry experience and leadership experience as a senior executive and director of several life sciences companies.
Erik Harris has served as a member of our board of directors since February 2022. Erik Harris currently serves as the Chief Commercial Officer and Executive Vice President of Ultragenyx Pharmaceutical Inc., a biopharmaceutical company focused on the development of a diverse portfolio of therapies for patients with rare and ultra-rare genetic diseases. Prior to his appointment as Chief Commercial Officer, Mr. Harris served as the Senior Vice President and Head of North American Commercial Operations at Ultragenyx from July 2017 to June 2019. Mr. Harris’s prior business experience includes six years at Crescendo Bioscience, a molecular diagnostic company, most recently as Vice President of Commercial. Earlier in his career, Mr. Harris served as Vice President of Marketing at Intermune, Inc. and also held positions in the commercial organizations at Elan Pharmaceuticals, Inc., Genentech, Inc., and Bristol-Myers Squibb Company. At the start of his professional career, Mr. Harris served as a Lieutenant Commander in Naval Aviation and Congressional Fellow for the United States Navy. Mr. Harris received his Master of Business Administration at the Wharton School of Business, and Bachelor of Science at the United States Naval Academy.
We believe Mr. Harris is qualified to serve on our board of directors because of his extensive industry experience and leadership experience as a chief commercial officer and senior vice president of several life sciences companies.
Peter Klein has served as a member of our board of directors since March 2018. Mr. Klein served as Chief Financial Officer of William Morris Endeavor Entertainment, LLC (“WME”), a marketing firm, from January 2014 to June 2014. Prior to joining WME, Mr. Klein served as Chief Financial Officer at Microsoft Corporation from November 2009 until May 2013. Mr. Klein currently serves on the boards of directors of F5 Inc., a software company, and Accolade, Inc., a personalized healthcare company. Mr. Klein previously served on the boards of directors of Apptio, Inc. and Sarcos Technology and Robotics Corporation. Mr. Klein holds a B.A. in history from Yale University and an M.B.A. from the University of Washington.
We believe Mr. Klein’s extensive experience as a senior finance executive, including as the chief financial officer of one of the world’s largest companies, qualifies him to serve on our board.

Steve E. Krognes served as Chief Financial Officer and Treasurer of Denali Therapeutics from October 2015 until April 30, 2022; on May 1, 2022 he was appointed to the board of directors. Mr. Krognes joined Denali from Genentech, where he served as Chief Financial Officer and a member of the Executive Committee from April 2009 to September 2015. Mr. Krognes also oversaw Genentech’s Site Services organization between 2011 and 2015, and Genentech’s IT organization between 2009 and 2011. He chaired the Genentech Access to Care Foundation between 2009 and 2015. From January 2004 to April 2009, Mr. Krognes served as Head of Mergers & Acquisitions and a member of the Finance Executive Committee at Roche, a Swiss biotechnology company. From July 2002 to December 2003, Mr. Krognes served as Director of M&A at Danske Bank based in Norway. Mr. Krognes currently serves on the boards of directors of public companies Guardant Health, Gritstone bio, Inc. and Argenx SE, and previously served on the boards of Corvus Pharmaceuticals, Inc and RLS Global AB. Mr. Krognes also served as a board member of the California Life Science Association from 2010 to 2015 and California Academy of Sciences from 2014 to 2018. He received his M.B.A. from Harvard Business School and his B.S. in Economics from The Wharton School of the University of Pennsylvania.
We believe Mr. Krognes' extensive experience as a senior finance executive, including as the chief financial officer of both Genentech and Denali, qualifies him to serve on our board.
Jennifer Cook has served on our board of directors since November 2018. Ms. Cook currently is the owner of Jennifer Cook Consulting and serves as an advisor at Google Ventures. Ms. Cook served as the Chief Executive Officer of GRAIL from January 2018 to June 2019. Previously, Ms. Cook was at Roche Pharmaceuticals and Genentech, where she held a number of senior management positions; from January 2017 to December 2017, Ms. Cook served as Senior Vice President, Global Head of Clinical Operations for Roche Pharmaceuticals; from September 2013 to December 2016, Ms. Cook served as Head of Region Europe Pharma for Roche Pharmaceuticals; and from July 2010 to September 2013, Ms. Cook served as the Senior Vice President, Business Unit Head Immunology and Ophthalmology for Genentech. Ms. Cook currently also serves on the boards of directors of BridgeBio Pharma, Inc. and Jazz Pharmaceuticals. Ms. Cook holds a B.A. in human biology and an M.S. in biology from Stanford University, as well as an M.B.A. from the Haas School of Business at University of California, Berkeley.
We believe Ms. Cook’s extensive experience as a senior management executive of healthcare and biotechnology companies, including as the senior vice president of one of the world’s largest healthcare companies, qualifies her to serve on our board of directors.
David Schenkein, M.D. has served as a member of our board of directors since April 2015. Dr. Schenkein currently is a general partner in GV (Google Ventures). Previously, Dr. Schenkein served as President and Chief Executive Officer of Agios Pharmaceuticals from August 2009 to January 2019. From March 2006 to July 2009, Dr. Schenkein served as a Senior Vice President of Oncology Development at Genentech. Dr. Schenkein currently serves on the boards of directors of Agios Pharmaceuticals, Regeneron Pharmaceuticals, and Prime Medicine, each of which is a public company, and on the boards of directors of a number of private companies. Previously, Dr. Schenkein served on the boards of directors of Bluebird Bio and Foundation Medicine. He also currently serves as an adjunct attending physician in hematology at Tufts Medical Center. Dr. Schenkein received his M.D. from the State University of New York Upstate Medical School and his B.A. in chemistry from Wesleyan University.
We believe that Dr. Schenkein is qualified to serve on our board of directors because of his extensive background in the biotechnology industry and leadership experience as a senior executive and director of biotechnology companies.

Ryan J. Watts, Ph.D. is one of our co-founders and has served as a member of our board of directors since March 2015 and as our President and Chief Executive Officer since August 2015. Previously, Dr. Watts was at Genentech, a biotechnology company, where he held various research and leadership roles of increasing responsibility between 2004 and 2015; including his time served as Director of the Department of Neuroscience from 2013 to February 2015. In addition, Dr. Watts led Genentech’s blood-brain barrier team between 2009 and 2015. Dr. Watts has authored and co-authored more than 60 scientific papers and has been an inventor on a number of patents in the blood-brain barrier and neurodegeneration fields. Dr. Watts currently serves on the boards of two privately held healthcare and biopharmaceutical companies, Rippl Care and Peel Therapeutics. Dr Watts is an Adjunct Professor in the Chemical and System Biology Department at Stanford University and an Adjunct Professor in the School of Biological Sciences at University of Utah. Dr. Watts received his Ph.D. in biological sciences from Stanford University and his B.S. in biology from the University of Utah.
We believe Dr. Watts is qualified to serve on our board of directors because of the perspective and experience he provides as one of our co-founders and as our President and Chief Executive Officer, as well as his broad experience within the pharmaceutical industry, particularly in the area of neuroscience and drug discovery and development.
Director Independence
Our common stock is listed on The Nasdaq Global Select Market ("Nasdaq"). Under the Nasdaq rules, independent directors must comprise a majority of a listed company’s board of directors within a specified period after the completion of its initial public offering. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Audit committee members and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. Under the Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
To be considered independent for purposes of Rule 10A-3 and under the Nasdaq rules, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of our audit committee, our board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
To be considered independent for purposes of Rule 10C-1 and under the Nasdaq rules, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Our board of directors has undertaken a review of its composition, the composition of its committees, and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his background, employment, and affiliations, including family relationships, our board of directors has determined that none of Mses. Cook and Thornberry, Messrs. Flatley, Harris and Klein, and Drs. Sato, Schenkein, and Tessier-Lavigne, representing eight of our ten directors, have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors and the director nominee is “independent” as that term is defined under the Nasdaq rules. Dr. Watts, our Chief Executive Officer, and Mr. Krognes, our former Chief Financial Officer, are not considered independent under Nasdaq’s independence standards. Our board of directors also determined that Messrs. Klein (chairperson), Flatley, and Harris, who comprise our audit committee, and Messrs. Flatley (chairperson), Klein, and Ms. Thornberry, who comprise our compensation committee, satisfy the independence standards for committee members established by applicable SEC rules and the Nasdaq listing standards.
In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Party Transactions.”
There are no family relationships among any of our directors or executive officers.
Board Composition
Board Leadership Structure
Our board of directors is currently chaired by Dr. Sato. As a general policy, our board of directors believes that separation of the positions of Chairperson and Chief Executive Officer reinforces the independence of the board of directors from management, creates an environment that encourages objective oversight of management’s performance, and enhances the effectiveness of the board of directors as a whole. As such, Dr. Watts serves as our President and Chief Executive Officer while Dr. Sato serves as our Chairperson of the board of directors but is not an officer. We expect and intend the positions of Chairperson of the board of directors and Chief Executive Officer to continue to be held by two individuals in the future.
Board Diversity

Although we do not have a specific policy with respect to Board diversity, as part of our Board recruitment efforts, our Corporate Governance and Nominating Committee seeks out candidates who can contribute to the diversity of views and perspectives of the Board, which includes seeking out individuals of diverse ethnicities, a balance in terms of gender, and individuals with diverse perspectives informed by other personal and professional experiences.
The following table presents summary information about the composition of our Board, as self-disclosed by our directors. Each of the categories in the table has the meaning set forth in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of March 31, 2024)
Board Size:
Total Number of Directors	10
	Female	Male	Non-Binary	Did not Disclose Gender
Gender Identity
Directors	3	7	—	—
Demographic Background
African American or Black	—	1	—	—
Asian (other than South Asian)	1	—	—	—
White	2	6	—	—
Did Not Disclose Demographic Background	—
Board Meetings and Committees
During 2023, our board of directors held five meetings (including regularly scheduled and special meetings), and each director attended at least 78% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.
It is the policy of our board of directors to regularly have separate meeting times for independent directors without management. Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Eight directors attended our 2023 annual meeting of stockholders.
We have established an audit committee, a compensation committee, and a corporate governance and nominating committee. We believe that the composition of these committees meets the criteria for independence under, and the functioning of these committees comply with the requirements of, the Sarbanes-Oxley Act of 2002, the Nasdaq rules, and SEC rules and regulations. The following table sets forth information regarding the current membership of our board of directors and committees of the board of directors.

Director	Independence	Board	Audit Committee	Compensation Committee	Corporate Governance & Nominating	2023 Meeting Attendance(1)
Vicki Sato, Ph.D.	✓					100%
Douglas Cole, M.D.(2)	✓					80%
Jennifer Cook	✓					100%
Jay Flatley	✓					86%
Erik Harris	✓					90%
Peter Klein	✓					100%
Steve E. Krognes						80%
David Schenkein, M.D.	✓					100%
Marc Tessier-Lavigne, Ph.D.	✓					100%
Nancy A. Thornberry	✓					78%
Ryan J. Watts, Ph.D.						100%
2023 Meetings		5	5	4	2

(1)Includes meetings of the board of directors and meetings of each committee of the board while the director served on the board and such committee, respectively.
(2)Dr. Cole served on the board of directors until August 7, 2023.
Each committee has the responsibilities described below.
Audit Committee
The members of our audit committee are detailed in the table above. All members of our audit committee meet the requirements for independence and financial literacy of audit committee members under Nasdaq listing standards and SEC rules and regulations. Our audit committee chairperson, Mr. Klein, is our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under Nasdaq listing standards.
The responsibilities of our audit committee include, among other things:
•selecting and hiring the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•pre-approving all audit and non-audit services and fees;

•reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly consolidated financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal controls over financial reporting and disclosure controls;
•preparing the audit committee report that the SEC requires to be included in our annual proxy statement;
•reviewing reports and communications from the independent registered public accounting firm;
•reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;
•reviewing our policies on risk assessment and risk management, including risk concerning information security;
•reviewing related party transactions; and
•establishing and overseeing procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and Nasdaq listing requirements. A copy of the charter of our audit committee is available on our website at https://denalitherapeutics.com/investors in the Corporate Governance section of our Investor & Media Relations web page.
Compensation Committee
The members of our compensation committee are detailed in the table above. All members of our compensation committee meet the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The purpose of our compensation committee is to oversee our compensation policies, plans and benefit programs and to discharge the responsibilities of our board of directors relating to compensation of our executive officers. The responsibilities of our compensation committee include, among other things:
•overseeing our overall compensation philosophy and compensation policies, plans and benefit programs;
•reviewing and approving or recommending to the board of directors for approval compensation for our executive officers and directors;
•preparing the compensation committee report that the SEC will require to be included in our annual proxy statement; and
•administering our equity compensation plans.
Our compensation committee operates under a written charter that satisfies the Nasdaq listing standards. A copy of the charter of our compensation committee is available on our website at https://denalitherapeutics.com/investors in the Corporate Governance section of our Investor & Media Relations web page.

Corporate Governance and Nominating Committee
The members of our corporate governance and nominating committee are detailed in the table above. All members of our corporate governance and nominating committee meet the requirements for independence under the Nasdaq listing standards and SEC rules and regulations. The responsibilities of our corporate governance and nominating committee include, among other things:
•identifying, evaluating and making recommendations to our board of directors regarding nominees for election to our board of directors and its committees;
•considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•reviewing developments in corporate governance practices;
•evaluating the adequacy of our corporate governance practices and reporting; and
•evaluating the performance of our board of directors and of individual directors.
Our corporate governance and nominating committee operates under a written charter that satisfies the Nasdaq listing standards. A copy of the charter of our corporate governance and nominating committee is available on our website at https://denalitherapeutics.com/investors in the Corporate Governance section of our Investor & Media Relations web page.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2023, Mr. Flatley, Mr. Klein, and Ms. Thornberry served on our compensation committee. None of the members of our compensation committee is or has at any time been an officer or was during 2023 an employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.
Considerations in Evaluating Director Nominees
It is the policy of the corporate governance and nominating committee of our board of directors to consider recommendations for candidates to our board of directors from stockholders holding no less than one percent (1%) of the outstanding shares of the Company’s common stock continuously for at least 12 months prior to the date of the submission of the recommendation or nomination.
The corporate governance and nominating committee will use the following procedures to identify and evaluate any individual recommended or offered for nomination to our board of directors:
•The corporate governance and nominating committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the corporate governance and nominating committee from other sources.
•In its evaluation of director candidates, including the members of our board of directors eligible for re-election, the corporate governance and nominating committee will consider the following:
◦The current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors.

◦Such factors as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like. The corporate governance and nominating committee evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors.
◦Other factors that the corporate governance and nominating committee deems appropriate.
•The corporate governance and nominating committee requires the following minimum qualifications to be satisfied by any nominee for a position on our board of directors:
◦The highest personal and professional ethics and integrity.
◦Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment.
◦Skills that are complementary to those of the existing board of directors.
◦The ability to assist and support management and make significant contributions to the Company’s success.
◦An understanding of the fiduciary responsibilities that is required of a member of our board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities.
◦If the corporate governance and nominating committee determines that an additional or replacement director is required, the corporate governance and nominating committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the corporate governance and nominating committee, our board of directors or management.
The corporate governance and nominating committee may propose to our board of directors a candidate recommended or offered for nomination by a stockholder as a nominee for election to our board of directors. In the future, the corporate governance and nominating committee may pay fees to third parties to assist in identifying or evaluating director candidates.
Stockholder Recommendations for Nominations to the Board of Directors
A stockholder that wants to recommend a candidate for election to our board of directors should direct the recommendation in writing by letter to the Company, attention of the Secretary, at Denali Therapeutics Inc., 161 Oyster Point Blvd., South San Francisco, California 94080. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company, and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like and personal references.

A stockholder that instead desires to nominate a person directly for election to our board of directors at an annual meeting of the stockholders must meet the deadlines and other requirements set forth in Section 2.4 of the Company’s bylaws and the rules and regulations of the SEC. Section 2.4 of the Company’s bylaws requires that a stockholder who seeks to nominate a candidate for director must provide a written notice to the Secretary of the Company not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the Secretary of the Company not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the 10th day following the day on which Public Announcement (as defined below) of the date of such annual meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice. “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, or a comparable national news service or in a document publicly filed by the corporation with the SEC pursuant to Section 13, 14, or 15(d) of the Exchange Act, or any successor thereto.
Communications with the Board of Directors
Our board of directors believes that management speaks for Denali Therapeutics Inc. Individual board members may, from time to time, communicate with various constituencies that are involved with the Company, but it is expected that board members would do this with knowledge of management and, in most instances, only at the request of management.
In cases where stockholders and other interested parties wish to communicate directly with our non-management directors, messages can be sent to our Secretary, at Denali Therapeutics Inc., 161 Oyster Point Blvd., South San Francisco, California 94080. Our Secretary monitors these communications and will provide a summary of all received messages to the board of directors at each regularly scheduled meeting of the board of directors. Our board of directors generally meets on a quarterly basis. Where the nature of a communication warrants, our Secretary may determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the board or non-management director, of independent advisors, or of Company management, as our Secretary considers appropriate.
Our Secretary may decide in the exercise of his or her judgment whether a response to any stockholder or interested party communication is necessary.
This procedure for stockholder and other interested party communications with the non-management directors is administered by the Company’s corporate governance and nominating committee. This procedure does not apply to (a) communications to non-management directors from officers or directors of the Company who are stockholders, (b) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, or (c) communications to our audit committee pursuant to the Complaint Procedures for Accounting and Auditing Matters.

Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers, and directors, including our Chief Executive Officer, Chief Operating and Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our website at https://denalitherapeutics.com/investors in the Corporate Governance section of our Investor & Media Relations web page. We intend to post any amendments to our Code of Business Conduct and Ethics, and any waivers of our Code of Business Conduct and Ethics for directors and executive officers, on the same website.
Director Stock Ownership Guidelines
Our non-employee directors are subject to stock ownership guidelines to promote the ongoing alignment of the interests of our directors with the long-term interests of our stockholders. Our guidelines require that each non-employee director own a number of shares of our common stock or other qualifying Company equity with a value equal to at least three times such director’s annual cash retainer for service on our board, and maintain that minimum ownership throughout his or her tenure on our board. Each non-employee director is required to comply with our stock ownership guidelines by the later of April 16, 2026, which is the fifth anniversary of the effective date of the adoption of the guidelines, or the fifth anniversary of such director’s initial appointment or election to our board of directors. If the annual retainer for Board service is increased, each non-employee director will have until the later of the deadline in the prior sentence or two years from the date of such increase to satisfy the portion of the requirement attributable to the retainer increase. Until a non-employee director has satisfied the applicable level of ownership, and during any period in which the director ceases to satisfy the applicable level of ownership, such director may generally not sell or transfer more than fifty percent (50%) of the net shares received from any equity award granted to the non-employee director or derived from such director’s other direct holdings. At the discretion of our compensation committee, the stock ownership requirements may be waived for non-employee directors joining our board of directors from government, academia, or similar professions and may be temporarily suspended if the requirements would create severe hardship or prevent the non-employee director from complying with a court order.
Role of the Board in Risk Oversight
One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight.
A summary of the key areas of risk oversight responsibility of our board of directors and each of its committees is set forth below:

Board or Committee	Area of Risk Oversight
Board
*Monitoring and assessing strategic risks
*Research and development activities, clinical development, drug safety and intellectual property
*Risk management policies, guidelines and practices implemented by Company management

Audit Committee
* Financial, accounting, disclosure and corporate compliance, including the steps management has taken to monitor and control these exposures, and oversight of internal and external audit
*Information security and cybersecurity risks
*Guidelines and policies with respect to risk assessment and risk management
*Compliance with legal and regulatory requirements
*Related party transactions

Compensation Committee	*Compensation policies and practices, including whether such policies and practices balance risk-taking and rewards in an appropriate manner as discussed further below
Corporate Governance and Nominating Committee	*Effectiveness of corporate governance guidelines, including board succession, director independence and potential conflicts of interest
Compensation Risk Assessment
The Compensation Discussion and Analysis (CD&A) section of this Proxy Statement describes our compensation policies, programs, and practices for our named executive officers. Our goal-setting, performance assessment, and compensation decision-making processes described in the CD&A generally apply to all employees. In the CD&A, we describe compensation committee and independent compensation consultant involvement, which act as risk-mitigation controls for our executive compensation programs. Our compensation committee also considers risks arising from the Company's compensation plans and arrangements more generally, including whether these plans and programs have or are likely to encourage excessive risk taking. After consideration, our compensation committee determined that risks arising from the Company’s compensation plans and arrangements are not likely to give rise to a material adverse effect on the Company’s business.
Corporate Responsibility
Community
Denali Therapeutics supports the work of organizations that have complementary missions and are aligned with our therapeutic areas of interest. This includes advocacy organizations making a difference across the following disease areas: amyotrophic lateral sclerosis ("ALS"), Alzheimer's disease ("AD"), frontotemporal dementia-granulin ("FTD-GRN"), Lysosomal storage diseases such as mucopolysaccharidosis II ("MPS"), Parkinson's disease ("PD"), and other neurodegenerative disorders.

Workplace

At Denali we strive to create a work environment that supports employees in achieving both their personal and professional goals. Our working environment is guided by the core Denali values of trust, growth, grit, and unity, and reinforced by developing quality leadership, fostering diversity and inclusion, and emphasizing continuous growth.

•Compensation. Our values-driven culture is complemented by an attractive total compensation package that is designed to motivate employees to perform to the best of their abilities; we believe this will, in turn, contribute to the value and success of our Company. Denali’s incentive plans serve to attract and retain employees through the granting of stock-based and cash-based compensation awards. Employees are eligible for annual bonuses that are tied to meeting individual and Company goals. We also offer a generous and flexible benefits package that helps our employees to take care of themselves and their families, which in turn enables them to devote their energies to defeating degeneration.

•Health and Safety. Our health and safety programs are designed around global standards with specifications addressing regulations, specific hazards, and the unique working environment of our operations. We mandate employee health and safety training and ergonomic assessments, and require specialized training for all lab-based employees. We conduct regular internal safety audits to ensure that proper safety policies and program procedures are in place. We conduct regular internal safety audits to ensure that proper safety policies and program procedures are in place. In addition, we engage both internal and third-party compliance assessments and audit selected operations for adherence to health and safety standards. Denali’s safety programs have been highly effective: since we commenced operations in 2015, we have had zero reportable regulatory safety incidents.

•Diversity and Inclusion. Denali embraces differences and acknowledges the valuable perspectives that a diverse and inclusive workforce brings to problem-solving and innovation. Our Unity in Diversity team spearheads action-oriented diversity programs, such as social responsibility through community leadership and volunteerism and creation of a safe place for expression and ideas. The Unity in Diversity team regularly invites prominent biotech leaders to speak at the company-wide meetings on issues of diversity within the scientific community; past topics have included access to health care in minority communities and the importance of patient diversity in clinical trials. Further, our STEM Outreach Program seeks to expand outreach to underrepresented minority groups by partnering with organizations such as the Bay Area Science Festival, Oakland REACH, the Project Scientist Partnership, Life Science Cares Bay Area, and BioHive.

As part of our plan to create a more inclusive workplace, we have adopted a zero tolerance policy towards harassment and discrimination and created safe avenues for employees to submit complaints, including a whistleblower hotline and a formal complaint system that facilitates direct reporting to our Human Resources Department.

•Training and Development. We believe training and development are an important part of creating a safe, productive, fair, and equitable environment. Each employee is assigned regular trainings that are relevant to either their specific role or broader corporate policies, such as cybersecurity best practices or insider trading prohibitions. Managers are given training to hone their supervisory skills and better support their employees’ development; they are, in turn, accountable for guiding the development of a personal and professional growth plan for each employee. For employees wishing to further develop their professional expertise, Denali offers education assistance for approved degree or certification programs.

•Flexible Work Options. The global pandemic has accelerated our capabilities and culture with respect to flexible work arrangements. Denali values workplace flexibility and hybrid ways of working, and continues to invest in this model which we believe balances more workplace flexibility with time together to collaborate and connect in person. We employ enhanced tools and technology designed to help us optimize productivity and collaboration while facilitating a hybrid work environment for our diverse workforce.

Environment

At Denali, we strive to manage our operations in a way that is sustainable and reduces our impact on the environment. Denali has in place a Green Alternative program which provides researchers with information on suitable alternative chemicals that have a lower environmental impact for common solvents. Additionally, several waste streams have been segregated on-site for proper disposal or recycling, such as containers, food waste, plastics, styrofoam, and glass chemical containers, to maximize recycling and composting. Lab wastes have been routed from landfill disposal to waste-to-energy programs. Where feasible, we procure and use eco-conscious and compostable or reusable kitchen and office supplies. In addition, our permanent adoption of a hybrid remote work policy enables our employees to further reduce the environmental impact of their commutes.

Cybersecurity

Denali's approach to cybersecurity seeks to defend the confidentiality, integrity, and availability of our systems and information for our people and our patients. One of the key functions of our board of directors is informed oversight of our risk management process, including risks from cybersecurity threats. Our board of directors is responsible for monitoring and assessing strategic risk exposure, and our executive officers are responsible for the day-to-day management of the material risks we face. Our board of directors administers its cybersecurity risk oversight function directly as a whole, as well as through the audit committee. Our executive director of IT, who leads Denali’s cybersecurity strategy and IT team, provides quarterly briefings to the audit committee regarding our company’s cybersecurity risks and activities, including any recent cybersecurity incidents and related responses, cybersecurity systems testing, activities of third parties, and the like. Our audit committee provides regular updates to the board of directors on such reports; the executive director of IT may be called upon to brief the board as well. We have established policies and processes for assessing, identifying, and managing material risk from cybersecurity threats, and have integrated these processes into our overall risk management systems and processes. We routinely assess material risks from cybersecurity threats, including any potential unauthorized occurrence on or conducted through our information systems that may result in adverse effects on the confidentiality, integrity, or availability of our information systems or any information residing therein. As part of our overall risk management system, we conduct annual security awareness training for personnel at all levels and functions, issue periodic simulated social engineering tests, and have established protocols to escalate cybersecurity incidents from identification through remediation. Performance of our cybersecurity controls for certain systems is periodically reviewed by our internal quality functions. We further require third-party service providers who will be handling our company’s sensitive information to certify that they implement appropriate security measures, consistent with all applicable laws, to maintain reasonable security measures in connection with their work with us, and to promptly report any suspected breach of its security measures that may affect our company. The Company currently carries cybersecurity insurance for certain security events. Within the last three years, we have not experienced any material information security breaches.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors is currently composed of 10 members. In accordance with our certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At the Annual Meeting, three Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our Company.
Nominees
Our corporate governance and nominating committee has recommended, and our board of directors has approved, Mr. Flatley, Dr. Tessier-Lavigne, and Ms. Thornberry as nominees for election as Class I directors at the Annual Meeting. If elected, each of Mr. Flatley, Dr. Tessier-Lavigne, and Ms. Thornberry, will serve as Class I directors until the 2027 annual meeting of stockholders or until their successors are duly elected and qualified. Each of the nominees currently is a director of our Company. For information concerning the nominees, see “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote over the Internet or by telephone but do not give instructions with respect to the voting of directors, your shares will be voted for the election of Mr. Flatley, Dr. Tessier-Lavigne, and Ms. Thornberry. We expect that Mr. Flatley, Dr. Tessier-Lavigne, and Ms. Thornberry will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a beneficial owner of shares of our common stock and you do not give voting instructions to your broker, bank, or other nominee, then your broker, bank, or other nominee will leave your shares unvoted on this matter.
Vote Required
The election of Class I directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Accordingly, the three nominees receiving the highest number of votes cast “FOR” will be elected. Any shares voted “WITHHOLD” and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the outcome of the election.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE DIRECTORS NOMINATED BY OUR BOARD OF DIRECTORS AND NAMED IN THIS PROXY STATEMENT AS CLASS I DIRECTORS TO SERVE FOR A THREE-YEAR TERM.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Ernst & Young LLP, as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2024. Ernst & Young LLP has served as our independent registered public accounting firm since 2015.
At the Annual Meeting, stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024. Stockholder ratification of the appointment of Ernst & Young LLP is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote, such appointment will be reconsidered by our audit committee. Even if the appointment is ratified, our audit committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2024 if our audit committee believes that such a change would be in the best interests of Denali and its stockholders. If the appointment is not ratified by our stockholders, the audit committee may reconsider whether it should appoint another independent registered public accounting firm. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to us by Ernst & Young LLP for our fiscal years ended December 31, 2023 and 2022.

	2023	2022
Audit Fees(1)	$1,903,425	$1,809,250
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
Total Fees	$1,903,425	$1,809,250

(1)Audit Fees consist of fees for professional services for the audit of our annual consolidated financial statements, including internal control attestation, the review of interim financial statements, statutory audits, and related services that are normally provided in connection with registration statements, including comfort letters and consents. The Audit Fees for the fiscal year ended December 31, 2022 include fees associated with our follow-on offering completed in October 2022.
(2)Audit-Related Fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. There were no Audit-Related Fees incurred in 2023 or 2022.
(3)Tax Fees include fees billed for professional services rendered by the principal accountant for tax compliance, tax advice, and tax planning. There were no Tax Fees incurred in 2023 or 2022.
Auditor Independence
In 2023, there were no other professional services provided by Ernst & Young LLP that would have required our audit committee to consider their compatibility with maintaining the independence of Ernst & Young LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All fees paid to Ernst & Young LLP for our fiscal years ended December 31, 2022 and 2023 were pre-approved by our audit committee.
Vote Required
The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2024.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and SEC rules, we are providing our stockholders the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers. We are asking our stockholders to provide an advisory vote to approve the compensation of our named executive officers as described in this proxy statement, including the Compensation Discussion and Analysis section, along with the accompanying compensation tables and narrative disclosures. This proposal, commonly known as a “say-on-pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

The “say-on-pay” vote is advisory, and as such is not binding on the Company, but it does provide the compensation committee with valuable information regarding investor sentiment about our executive compensation policies and programs, which our compensation committee will be able to consider when determining executive compensation in the future.

Please see the Compensation Discussion and Analysis section of this proxy statement, the accompanying compensation tables and the narrative disclosures for greater detail about our executive compensation programs, including information about the fiscal year 2023 compensation of our named executive officers. We believe that our executive compensation programs have been effective in achieving long-term alignment of management and stockholder interests, consistent with the Company’s philosophy on pay and performance.

We ask that you vote “FOR” the following resolution:

RESOLVED: That the stockholders of Denali Therapeutics Inc. hereby approve, on an advisory basis, the compensation of the named executive officers, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion, as disclosed in the proxy statement furnished for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules and regulations of the U.S. Securities and Exchange Commission.
Vote Required

Approval, on an advisory basis, of named executive officer compensation requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting. Unless otherwise indicated, proxies received will be voted “FOR” approval, on an advisory basis, of named executive officer compensation.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

COMMITTEE REPORTS
The following reports of the compensation committee and audit committee do not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Denali under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which the following reports appears, except to the extent that Denali specifically incorporates a committee report or a portion of it by reference in such filing.
Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with Denali’s management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in Denali’s proxy statement.

Jay Flatley (Chairperson)
Peter Klein
Nancy Thornberry
Audit Committee Report
The audit committee serves as the representative of our board of directors with respect to its oversight of:
•our accounting and financial reporting processes and the audit of our financial statements;
•the integrity of our consolidated financial statements;
•our compliance with legal and regulatory requirements;
•reviewing our policies for risk assessment and risk management, and assessing the steps management has taken to control these risks, which includes oversight related to significant risks in the areas of finance, accounting, disclosure, corporate compliance, and cybersecurity; and
•the independent registered public accounting firm’s appointment, qualifications and independence.
The audit committee also reviews the performance of our independent registered public accounting firm, Ernst & Young LLP, in the annual audit of our financial statements and in assignments unrelated to the audit, and reviews the independent registered public accounting firm’s fees.
The audit committee is composed of three non-employee directors. Our board of directors has determined that each member of the audit committee is independent and that Mr. Klein qualifies as an “audit committee financial expert” under the SEC rules.
The audit committee provides our board of directors such information and materials as it may deem necessary to make our board of directors aware of financial matters requiring the attention of our board of directors. The audit committee reviews our financial disclosures and meets privately, outside the presence of our management, with our independent registered public accounting firm. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in our 2023 Annual Report with management, including a discussion of the quality and substance of the accounting principles, the reasonableness of significant judgments made in connection with the audited financial statements, and the clarity of disclosures in the financial statements. The audit committee reports on these meetings to our board of directors.

The audit committee has reviewed and discussed the Company’s audited consolidated financial statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. The audit committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”).
The audit committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence. In addition, the audit committee has discussed with Ernst & Young LLP its independence from management and the Company, including matters in the letter from Ernst & Young LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with Ernst & Young LLP’s independence.
Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the Securities and Exchange Commission. The audit committee also has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year ending December 31, 2024. Our board of directors recommends that stockholders ratify this selection at the Annual Meeting.
Respectfully submitted by the members of the audit committee of the board of directors:
Peter Klein (Chairperson)
Jay Flatley
Erik Harris

EXECUTIVE OFFICERS
The following table sets forth certain information about our named executive officers (collectively, our "NEOs") and their respective ages as of March 31, 2024. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Ryan J. Watts, Ph.D.	48	President, Chief Executive Officer and Director
Alexander O. Schuth, M.D.	50	Chief Operating and Financial Officer, and Secretary
Carole Ho, M.D.	51	Chief Medical Officer
For the biography of Dr. Watts, see “Board of Directors and Corporate Governance — Continuing Directors.”
Alexander O. Schuth, M.D. is one of our co-founders and has served as our Chief Operating Officer since March 2015 and as Secretary since June 2015. On March 14, 2022, the Board appointed Dr. Schuth to the role of Chief Financial Officer, effective as of May 1, 2022. As of this date, Dr. Schuth became the Company’s Chief Operating and Financial Officer, and retained his role as Secretary of the Company.
Dr. Schuth co-founded and joined Denali from Genentech, where he held various roles of increasing responsibility between 2005 and 2015; from September 2014 to March 2015, Dr. Schuth served as Head of Technology Innovation and Diagnostics Partnering; from March 2010 to September 2014, Dr. Schuth served as Head of Neuroscience Partnering; from January 2007 to March 2010, Dr. Schuth worked in the business development team; and from August 2005 to January 2007, Dr. Schuth worked as an R&D finance manager. From January 2001 to May 2003, he served as Investment Banking Associate in the equity capital markets group at Merrill Lynch in London. He currently serves on the board of directors of Molecular Health, a privately held biopharmaceutical company. Dr. Schuth received his M.B.A. from The Wharton School of the University of Pennsylvania and his M.D. from the Charite Medical School at the Humboldt University in Berlin, Germany.
Carole Ho, M.D. has served as our Chief Medical Officer and Head of Development since June 2015. Dr. Ho joined Denali from Genentech, where she held various roles of increasing responsibility between 2007 and 2015; from October 2014 to June 2015, Dr. Ho served as Vice President, Non-Oncology Early Clinical Development; from November 2013 to October 2014, Dr. Ho served as Senior Group Medical Director, Early Clinical Development; from April 2011 to November 2013, Dr. Ho served as Group Medical Director, Early Clinical Development; from June 2009 to April 2011, Dr. Ho served as Group Medical Director Global Product Development (Inflammation); and from October 2007 to June 2009, Dr. Ho served as Medical Director, Early Clinical Development. From November 2006 to October 2007, Dr. Ho served as Associate Medical Director at Johnson & Johnson, a health care products company. From June 2002 to November 2006, she was an instructor in the Department of Neurology and Neurological Sciences at Stanford University. Dr. Ho completed a residency in neurology at Partners Neurology Residency of the Massachusetts General and Brigham and Women’s Hospital and was board certified in neurology and psychiatry between 2004 and 2014. Dr. Ho currently serves on the boards of directors of Beam Therapeutics and NGM Biopharmaceutics Inc. Dr. Ho received her M.D. from Cornell University and her B.S. in Biochemical Sciences from Harvard College.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
In this Compensation, Discussion and Analysis (“CD&A”), we provide an overview of our executive compensation philosophy and objectives as well as a description of the material components of our executive compensation program for our named executive officers (“NEOs,” also referred to in this CD&A as our “executives” or our “executive officers”). This CD&A is intended to be read in conjunction with the tables which immediately follow this section, which provide further historical compensation information.
Executive Summary

Our goal is to discover, develop, and deliver therapeutics to defeat degeneration. We are developing a broad portfolio of targeted therapeutic candidates for neurodegenerative and lysosomal storage diseases. Our programs are at different stages of clinical and preclinical development, including seven clinical-stage programs. We have also developed a proprietary blood-brain barrier (BBB) platform technology, our transport vehicle (TV), which enables multiple modality-based platforms to deliver a wide range of large-molecule therapeutics across the BBB, including enzymes, antibodies, proteins, and oligonucleotides. Currently, three of our seven clinical-stage programs are enabled by our TV technology.

In 2023 we expanded and progressed our late-stage and early-stage portfolio of product candidates for neurodegenerative and lysosomal storage diseases. Some 2023 business milestones include:

•Advanced our late-stage product candidates:

◦Tividenofusp alfa DNL310 (ETV:IDS): Enzyme Replacement Therapy Program for MPS II (Hunter syndrome) - We continued to enroll patients in the global Phase 2/3 COMPASS study and announced expected completion of enrollment in 2024. We also shared additional, two-year interim data from the ongoing Phase 1/2 study, which continued to show that outcomes data, safety profile, and biomarker effects, including normalization of cerebrospinal fluid ("CSF") heparan sulfate and reduction in NfL, support development of DNL310 in MPS II;

◦DNL343 (eIF2B activator): Amyotrophic Lateral Sclerosis (ALS) - We commenced dosing in Regimen G of the Phase 2/3 HEALEY ALS platform trial for which completion of enrollment is expected in 2024. We announced DNL343 final phase 1b data in ALS, and the results continued to demonstrate that once-daily oral dosing with DNL343 was generally well tolerated and demonstrated extensive CSF penetration. In addition, robust inhibition of biomarkers associated with the integrated stress response ("ISR") pathway was observed in blood samples from study participants; and

◦BIIB122/DNL151 (LRRK2 inhibitor): Parkinson’s disease - With our partner, Biogen, plans were announced to revise the clinical development program for BIIB122/DNL151. The revisions to the BIIB122 clinical development program were not based on any safety or efficacy data from studies of BIIB122. In consideration of the Phase 3 LIGHTHOUSE study’s complexity, including the long timeline with anticipated study completion in 2031, we and Biogen agreed to refocus efforts to enable a timely readout on efficacy in idiopathic early-stage Parkinson’s disease while gaining further clinical data in Parkinson’s disease with and without pathogenic variants in LRRK2. We therefore closed the LIGHTHOUSE study and modified the Phase 2b LUMA study’s enrollment criteria to allow for inclusion of eligible participants with Parkinson’s disease and a confirmed pathogenic variant of LRRK2, in addition to continuing to enroll eligible participants with idiopathic early-stage Parkinson’s disease. Further, an amendment to the Definitive LRRK2 Collaboration and License Agreement and Waiver of and Amendment to Right of First Negotiation (ROFN), Option, and License Agreement was executed in August 2023 where certain milestone criteria were changed while the total amount of development, regulatory, and commercial milestones across all indications remained the same. In addition, Biogen agreed to waive the remaining option and rights of first negotiation under the ROFN and Option Agreement;

•Expanded our early and mid-stage product candidate portfolio:

◦SAR443820/DNL788 (CNS-penetrant RIPK1 inhibitor): Multiple Sclerosis (MS) - Our collaborator Sanofi, commenced dosing in the K2 Phase 2 study in participants with MS, for which Denali received a $25.0 million milestone payment; enrollment in the study has been completed. Further, we announced that Sanofi completed enrollment in the global Phase 2 HIMALAYA study of SAR443820/DNL788 in ALS in August 2023. In February 2024, we announced that Sanofi informed us that the HIMALAYA study did not meet its primary endpoint of change in ALS Functional Rating Scale-Revised (ALSFRS-R). The outcome of HIMALAYA study has no impact on the ongoing MS study;

◦Eclitasertib (SAR443122/DNL758; peripherally-restricted RIPK1 inhibitor): Ulcerative Colitis (UC) - Sanofi continues to recruit the Phase 2 study of eclitasertib in participants with UC. Separately, in October 2023, Sanofi announced that the development of eclitasertib in cutaneous lupus erythematosus ("CLE") is being discontinued because the Phase 2 proof-of-concept study did not meet its primary endpoint (percent change from baseline in CLASI-A at week 12). Eclitasertib was found to be generally well-tolerated;

◦TAK-594/DNL593 (PTV:PGRN): Frontotemporal Dementia-Granulin (FTD-GRN) - In March 2023, we announced a $10 million payment from Takeda for achieving a specified clinical milestone in the development program for TAK-594/DNL593 in FTD-GRN. We also presented healthy volunteer data from Part A of the Phase 1/2 study of TAK-594/DNL593 at the Alzheimer's Association International Conference, which continued to demonstrate that single doses of TAK-594/DNL593 resulted in substantial increases in CSF progranulin levels and were generally well tolerated. In January 2024, we announced that Part B in the TAK-594/DNL593 Phase 1/2 study in participants with FTD-GRN has been voluntarily paused to implement protocol modifications and is expected to resume later this year; and

◦TAK-920/DNL919 (ATV:TREM2): Alzheimer's disease - We announced with our collaborator Takeda that we would discontinue clinical development of TAK-920/DNL919 in Alzheimer’s disease. This was a strategic decision based on the totality of clinical data emerging from the single ascending dose Phase 1 study of TAK-920/DNL919 in healthy volunteers and in consideration of the rapidly evolving treatment landscape for Alzheimer's disease whereby an understanding of drug combinations with newly approved therapies will be important. Denali and Takeda will continue to focus research efforts on back-up molecules in preclinical development, including exploration of potential combination therapy given recent new drug approvals in Alzheimer's disease.

•Other milestones:

◦In March 2023, a contingent consideration payment of $30.0 million associated with our acquisition of F-star Gamma was triggered upon the achievement of a specified clinical milestone in the ETV:IDS program. This payment fully satisfies our clinical contingent consideration obligations under the Purchase Agreement;

◦In April 2023, we entered into a new operating lease in Salt Lake City, Utah, for a 59,336 square foot laboratory (the "Utah site"), office and warehouse premises, after terminating our previous SLC lease in March 2023, decreasing future lease payments by $6.1 million while increasing the lease term by approximately five and a half years. The Utah site will expand our clinical manufacturing capabilities for biologic therapeutics (large molecules) as we plan to use the premises for the manufacture of materials for toxicology studies and drug substance for early human clinical studies with the goal of increasing flexibility and speed in advancing new investigational therapies into clinical trials; and

◦In April 2023, our collaboration partner Biogen exercised its option to develop and commercialize our ATV program utilizing our transferrin receptor (TfR) platform to target amyloid-beta, triggering an option exercise payment of $5.0 million.

2023 Compensation Highlights

Consistent with our compensation philosophy focusing on pay for performance, our compensation committee structured executive pay in 2023 to ensure alignment with the interests of our stockholders while incentivizing the pursuit of important strategic business goals. Highlights include:

•Base salaries – We made moderate adjustments to 2023 base salaries of our executives based on our review of roles, responsibilities and market practices;

•Annual bonuses – Our annual bonus incentives were based on metrics and milestones pertaining to critical measures of our corporate strategy as well as drivers of our long-term goal of creating stockholder value. In 2023 we met 17 of our 21 objective goals, resulting in an annual bonus paid out at 115% of target; and

•Equity grants – Consistent with our granting practices of recent years, we granted stock options and restricted stock units ("RSUs") to our executive officers in 2023 to motivate and retain our executives, while aligning their interests with those of our long-term stockholders.

How We Pay For Performance

Our pay program focuses on rewarding executives while keeping a significant portion of compensation at-risk. We consider the compensation mix, including the mix of variable and fixed pay as well as how much compensation is long-term oriented.

Target Pay

The compensation committee uses its discretion in determining the appropriate mix of fixed and variable compensation for each NEO. The chosen compensation vehicles include short-term and long-term incentives, and cash and equity compensation. The balance between these components may change from year to year based on corporate strategy and objectives, among other considerations. Our target total compensation mix shown below is as reported in the summary compensation table and consists of base salary, actual bonus paid and the grant date fair value of equity awards, which includes stock options and RSUs. For 2023, our CEO and NEOs had the following target pay mix:

Note: NEO Target Pay Mix only includes executives who served for the entirety of the past fiscal year.
Compensation Aligned with Performance

The magnitude of CEO compensation is directly aligned with our Company performance through the relationship between stock price and the grant date fair value of equity awards.

Consideration of Say-on-Pay Results and Stockholder Engagement

At our 2023 annual meeting, our advisory vote on executive compensation (commonly referred to as a “say-on-pay” vote), received the support of approximately 93.7% of the shares voted. The compensation committee believes this vote demonstrated our stockholders’ positive view of our pay-for-performance philosophy and the appropriateness of our executive compensation structure. Therefore, the compensation committee did not make any changes to our compensation program directly as a result of the say-on-pay vote result.

While pleased with the vote result, the Company continues to be committed to engaging with stockholders. We review any feedback we receive from our stockholders about our executive compensation program to ensure that we understand key matters of interest to them, and to enable us to take that feedback into consideration for our compensation decisions.

Compensation Philosophy

Our compensation committee believes a well-designed compensation program should align executive interests with the drivers of growth and stockholder returns by supporting the Company’s achievement of its primary business goals, and the Company’s ability to attract and retain employees whose talents, expertise, leadership, and contributions are expected to sustain growth in long-term stockholder value. Consequently, we maintain an ongoing commitment to corporate governance principles and strong performance orientation in our compensation program. Our compensation committee regularly reviews our compensation policies and program design overall, to ensure that they are aligned with the interests of our stockholders and our business goals, and that the total compensation paid to our employees and directors is fair, reasonable and competitive.

Over time, we have made gradual changes to our executive compensation program to adopt practices that are appropriate for the Company given our business, industry, growth and other factors. Our compensation committee and board of directors believe it appropriate to continue to fine tune our executive compensation program but generally have avoided dramatic changes since we became a publicly traded Company. We engaged an independent compensation consultant prior to our initial public offering to assist our compensation committee in determining executive compensation and have continued to work with an independent compensation consultant to review and update our executive compensation program.
Compensation Determination Process

Role of the Compensation Committee and Board of Directors

Our compensation committee is responsible for overseeing the total compensation of our executive officers. In this capacity, our compensation committee designs, implements, reviews and approves all compensation for our Chief Executive Officer and our other executive officers. The compensation committee formally met four times during fiscal year 2023, and also met informally on several occasions, to review and discuss matters related to compensation of our employees and executive officers. Some of these meetings (or portions of these meetings) were held with members of management in attendance and some (or portions of these meetings) were held in closed session. Most of the meetings also included representatives from our compensation consultant (as described below). Typically, the compensation committee reports to the Board on its discussions and on occasion recommends to the Board, or seeks input from the Board regarding, the decisions to be made and other actions to be taken with regard to our executive officers’ compensation. Our compensation committee’s recommendations regarding executive compensation are based on the compensation committee’s assessment of the performance of the Company and each individual executive officer, as well as other factors, such as prevailing industry trends and the competitive market for executive talent. The compensation committee typically makes the final decisions regarding executive compensation.
Role of Management

Our CEO, Chief Operating and Financial Officer (“COFO”), and Chief People Officer (“CPO”) typically make recommendations to our compensation committee, attend certain compensation committee meetings and are involved in the process for determining our executive officers’ compensation, provided that none of our CEO, COFO or CPO makes recommendations as to their own compensation or participates in compensation committee discussion of their own compensation. Our compensation committee considers management’s recommendations but is not required to follow any recommendations and may adjust compensation up or down at its discretion. Our compensation committee reviews the recommendations and other data and makes recommendations to the Board as to each executive officer’s total compensation, as well as each individual pay component.

Use of Independent Compensation Consultant

The compensation committee has authority to appoint and retain a compensation consultant. The fees for services rendered by the compensation consultant are paid by the Company.

Beginning in September 2022, the compensation committee engaged Alpine Rewards (“Alpine”) as its independent compensation consultant. Alpine has helped to further develop our compensation programs and has advised the compensation committee on all of the principal aspects of executive compensation.

Alpine reports directly to our compensation committee and not to management, although Alpine meets with management for purposes of gathering information for its analyses and recommendations. Our compensation committee assessed the independence of Alpine consistent with Nasdaq listing standards and concluded that neither engagement raised or raises any conflict of interest.

Use of a Peer Group

The compensation committee approves a peer group of companies as a reference group to provide a broad perspective on competitive pay levels and practices. The peers are reviewed on an annual basis in light of the fast-moving changes at Denali and our industry. In September 2022, we undertook this review with the assistance and recommendations of Alpine, the compensation committee’s compensation consultant. The compensation committee used the following criteria in determining the appropriate peers:

•Industry Sector and Stage – Publicly traded pre-commercial biopharmaceutical companies with a focus on companies with programs in Phase 1 or 2 of clinical development, while also incorporating more mature, commercially oriented biopharma companies.
•Market Capitalization – Range of $3.0 billion to $15.0 billion
•Location – Biotechnology hub markets (San Francisco Bay Area, San Diego, Boston, etc.)
•Headcount – Companies with above 100 employees

2023 Peer Group

Based on these criteria and considerations, our 2023 peer group was determined to consist of the following companies:

Agios Pharmaceuticals	Cytokinetics	NGM Biopharmaceuticals
Alector	Fate Therapeutics	Reata Pharmaceuticals
Allogene Therapeutics	Global Blood Therapeutics	REGENXBIO
Arcus Biosciences	Intellia Therapeutic	Sage Therapeutics
Arvinas	Ionis Pharmaceuticals	Sarepta Therapeutics
Beam Therapeutics	Karuna Therapeutics	Ultragenyx Pharmaceutical
Cerevel Therapeutics	Legend Biotech Corp	Verve Therapeutics
CRISPR Therapeutics	Mirati Therapeutics	Vir Biotechnology
As a result of the determination of the 2023 peer group based on the revised criteria, seven companies that had been included in the 2022 peer group were removed as they no longer met the criteria listed above: Allakos, Atara Biotherapeutics, Biohaven Pharmaceutical, Editas Medicine, Sangamo Therapeutics, and Zogenix. The Committee added the following companies to the 2023 peer group: Beam Therapeutics, Cerevel Therapeutics, Cytokinetics, Intellia Therapeutics, Karuna Therapeutics, Legend Biotech, and Verve Therapeutics.

2024 Peer Group

In August 2023, the compensation committee approved the peer group for use in making 2024 compensation decisions. Due to changes in the Company’s profile, the Committee made updates to the peer selection criteria related to market capitalization, headcount, sector and stage, as well as consideration for recent acquisitions.

The Committee determined that the following companies should be removed as they no longer met the criteria: Allogene Therapeutics, Arvinas, Fate Therapeutics, Global Blood Therapeutics, NGM Biopharmaceuticals, Reata Pharmaceuticals, and Verve Therapeutics. The Committee added the following companies to the 2024 peer group: Amylyx Pharmaceuticals, Axsome Therapeutics, BridgeBio Pharma, Intra-Cellular Therapies, Prothena Corp, and Vaxcyte.

In setting compensation for our executive officers, including our NEOs, the compensation committee uses competitive compensation data from an annual total compensation study of selected peer companies and relevant survey sources to inform its decisions about overall compensation opportunities and specific compensation elements. However, the compensation committee uses our compensation peer group as one data point when setting executive pay packages. The compensation philosophy focuses at or near a target percentile for base salary, particularly in respect to target cash compensation and equity grants. In addition, our compensation decisions are based on the consideration of many factors, including, but not limited to, individual and Company performance, market data, internal equity, experience, and strategic needs. As a result of evaluating compensation based on the criteria described above, total target compensation for our NEOs may in certain circumstances be above or below the median levels of the peer group.
Pay Components

The Company’s executive compensation program consists of three primary elements: base salaries, annual cash incentives, and long-term equity awards:

Element	Purpose	Features
Base Salary	To attract and retain highly skilled executives	Fixed component of pay to provide financial stability, based on responsibilities, experience, individual contributions and peer company data
Annual Cash Incentives	To promote and reward the achievement of key short-term strategic and business goals of the Company as well as individual performance; to motivate and attract executives	Variable component of pay based on annual quantitative and qualitative performance assessment against objectives related to clinical testing, pipeline and functional goals
Equity Incentive Compensation	To encourage executives and other employees to focus on long-term company performance; to promote retention; to reward outstanding company and individual performance
Delivered in the form of stock options and RSUs, subject to multi-year vesting based on continued service. The value of these awards depends on the performance of our common stock price, which aligns employee and executive interests with those of our stockholders over the longer term

Denali is committed to a strong performance orientation in our compensation program and effective corporate governance practices for a company at our development stage and industry. As such we routinely review our policies and program design. Some of our best practices in governance that we observe include:

What We Do

•Align compensation with stockholder interests
•Balance pay mix of fixed and variable pay
•Align pay with performance
•Adopt robust anti-hedging and pledging policies
•Use a peer group to benchmark pay
•Employ a clawback policy
•Retain a compensation consultant

What We Don't Do

•Guarantee bonuses
•Provide excessive perquisites
•Provide excessive severance payments
•Provide excise tax gross ups
Base Salary

Base salary is the only fixed component of our executive officers’ total cash compensation and provides competitive pay to attract and retain our executives. Annual salary decisions are made in recognition of competitive data as well as the skills and experience that each individual brings to the Company and the performance contributions each makes.

Base salary changes in 2023 varied by executive due either to merit increases or market adjustments. Other factors were considered such as tenure, experience and the role of the individual. A portion of the increases to NEO base salaries in 2023 were made to ensure that base salaries of our NEOs are in alignment with peers and, with respect to our Chief Operating and Financial Officer, reflect the additional responsibilities associated with this combined position.

Annual base salaries for our NEOs were as follows:

Executive	2022	2023	Annual Increase
Ryan J. Watts, Ph.D.	$645,000	$670,000	3.9%
Alexander O. Schuth, M.D.	$500,000	$520,000	4.0%
Carole Ho, M.D.	$500,000	$520,000	4.0%
Annual Cash Incentives

The Annual Cash Incentive Program (Bonus Plan) is designed to provide a financial incentive to reward executives for the achievement of a series of program specific, pipeline and functional corporate goals. Payments under the plan are ultimately based on achievement of these pre-established corporate goals. Actual performance against targets, as measured by these pre-established corporate goals, funds the incentive payouts. The bonus pool can be funded between 0% to a maximum of 175% of target funding levels, but the compensation committee has the discretion to go beyond the expected high end of the range to 200%. The total bonus payout cannot exceed the total amount of funding in the pool. Bonuses are typically paid in the quarter following the end of the performance period and bonuses to our NEOs are subject to the terms of our Executive Incentive Compensation Plan, under which our compensation committee has broad discretion to increase, decrease or eliminate the funding of the bonus pool and the amounts payable as individual bonuses.

Bonuses for all employees, including our NEOs, for the fiscal year ended December 31, 2023, were allocated from a bonus pool funded based on performance against a number of high impact, stretch project and cross-function goals. The project goals related to specific programs, trials and pipeline progress, including goals for clinical stage programs as well as seed, pathway, platform, and preclinical goals. The cross-function goals included goals related to major strategic collaborations, data collection, interpretation and sharing, growing core skills, and building key capabilities in a way that reflects Denali’s values and supports our portfolio, establishing capabilities for successful commercialization, raising funds through equity issuances and/or new partnerships, intellectual property and invention, work environment, and other functional goals. Most of the cross-functional goals involved multiple steps geared toward driving advancement of key Company initiatives. The combination of the project and cross-function goals was intended to drive both specific technical achievement and continue to build the foundation for future Company growth and advancements. Based on the diversity and difficulty of these goals, in structuring the funding expectations at the beginning of the year, the Company believed that achievement of 70% of these challenging goals would be difficult, requiring focused effort and diligence, and would represent strong alignment with the Company’s business objectives that would make bonus pool funding at 100% levels appropriate. In addition, in determining the CEO's 2023 bonus, the compensation committee considered specific areas of focus for the CEO related to the broader project and cross-function goals as well as leadership and development and the CEO’s key accomplishments for the year.

Each goal is measured individually, and the percent of goals achieved determines the bonus payout, subject to the compensation committee's discretion to alter bonus funding and payouts:

% of Goals Achieved	25%	40%	50%	60%	70%	80%	90%	100% and/or Major value driver (e.g. Phase 3, Drug Approval)
% Pool Funding	0%	25%	50%	75%	100%	125%	150%	175 - 200%
In January 2024, the compensation committee of our board of directors reviewed the progress against the applicable 2023 goals. Based on the Company’s achievement of 81% of these aggressive goals, the compensation committee funded the bonus pool at 115% of target levels. The resulting bonuses to NEOs were as follows:

Executive	2023 Base Salary	Annual Target Bonus (% of base)	Funding Percentage	2023 Earned Award
Ryan J. Watts, Ph.D.	$670,000	60%	115%	$462,289
Alexander O. Schuth, M.D.	$520,000	45%	115%	$269,093
Carole Ho, M.D.	$520,000	45%	115%	$269,093
Long-Term Incentives

In 2023 we granted our executives’ target equity compensation in the form of time-vesting RSUs and stock options. In determining the awards vehicles, the compensation committee considers the appropriate split of such equity awards, including the balancing of incentives and retention needs, stockholder dilution and equity plan share reserve management.

Equity granted to our executives in 2023 are detailed below and in the section "Grants of Plan-Based Awards":

	RSUs		Options
Executive	Number Granted	Grant Date Fair Value	Number Granted	Grant Date Fair Value
Ryan J. Watts, Ph. D.	82,240	$2,272,291	246,720	$4,461,487
Alexander O. Schuth, M.D.	41,120	$1,136,146	123,360	$2,230,744
Carole Ho, M.D.	41,120	$1,136,146	123,360	$2,230,744

Severance and Change in Control Protections

We maintain a Key Executive Change in Control and Severance Plan (the “Severance Plan”) in which our NEOs participate. The Severance Plan provides participants with severance in the event of certain qualifying terminations, including following a change in control of our Company, and certain change in control benefits. We believe that these protections are necessary to provide our valuable executives with incentives to forego other employment opportunities and remain employed with us and to maintain continued focus and dedication to their responsibilities to maximize stockholder value, including if there is a potential transaction that could involve a change in control. In addition, these protections are available only if a named executive officer executes and does not revoke a general release of claims in favor of us. The terms and levels of benefits provided to our NEOs under the Severance Plan were determined by our compensation committee, with input from our management team, and approved by our board following a review of analysis prepared by Aon of relevant market data for other companies with whom we compete for executive talent, and are reviewed, and the analysis refreshed, from time to time.

For a summary of the material terms of the benefits provided to our NEOs under the Severance Plan, and an estimate of the payments and benefits that may be received by our NEOs under the Severance Plan, see “Potential Payments on Termination or Change in Control” below.
Additional Policies and Practices

Hedging and Pledging Prohibitions

The Company has implemented robust policies that bar employees from hedging and pledging our stock. NEOs are prohibited from pledging Company securities as collateral for loans, doing so would be a violation of the Company’s Insider Trading Policy.

Additionally, employees are barred from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. There are limited exceptions to the hedging and pledging prohibitions, however they must be approved by a Compliance Officer, in consultation with the board of directors or an independent committee of the board of directors.

Accounting and Tax Considerations

The Company accounts for equity-based compensation paid to employees under FASB ASC Topic 718, which requires the Company to estimate and record an expense over the service period of an award. Thus, the Company may record an expense in one year for awards granted in earlier years. Accounting rules also require the recording of cash compensation as an expense at the time the obligation is incurred.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally prohibits us from deducting any compensation over $1 million per taxable year paid to certain of our executive officers. The Tax Cuts and Jobs Act (the “Tax Act”) among other changes, repealed the exception from the deduction limit under Section 162(m) for performance-based compensation effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible, unless it qualifies for transition relief applicable to certain grandfathered awards. In addition, the regulations promulgated under Section 162(m) of the Code contain a transition rule that applies to companies, such as ours, that become subject to Section 162(m) of the Code by reason of becoming publicly held prior to a certain date. Pursuant to this rule, certain compensation granted during a transition period (and, with respect to RSUs, that are paid out before the end of the transition period) is not counted toward the deduction limitations of Section 162(m) of the Code if the compensation is paid under a compensation arrangement that was in existence before the effective date of the initial public offering and certain other requirements are met. While certain of our equity awards may be eligible to be excluded from our deductibility limitation of Section 162(m) of the Code pursuant to this transition rule, neither our compensation committee nor its authorized committee has adopted a policy that all equity or other compensation must be deductible.

Further, while the compensation committee may consider the deductibility of equity awards and cash and other compensation as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

In addition to considering the tax consequences, the compensation committee generally considers the accounting consequences of its decisions, including the impact of expenses being recognized in connection with equity-based awards, in determining the size and form of different equity-based awards.

Taxation of Parachute Payments and Deferred Compensation

We do not provide, and have no obligation to provide, any of our NEOs with a “gross-up” or other reimbursement payment for any tax liability he or she might owe because of the application of Sections 280G, 4999 or 409A of the Code. If any of the payments or benefits provided for under the Severance Plan or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, he or she would receive either full payment of such payments and benefits or such lesser amount that would cause no portion of the payments and benefits being subject to the excise tax, whichever results in the greater after-tax benefits to our named executive officer.

Compensation Recovery (“Clawback”) Policy

In June 2023, the SEC approved the Nasdaq’s proposed rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), which require listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers and to satisfy related disclosure obligations.

On November 13, 2023 and disclosed as an exhibit to Form 10-K filed with the SEC on February 28, 2024, we adopted our Compensation Recovery Policy, which applies to all covered employees to reflect and comply with these new requirements. Our policy provides that the Company is required to recover certain erroneously paid incentive-based compensation, including cash incentive or performance-vesting equity compensation, of its current and former executive officers in the event the Company is required to prepare a qualifying accounting restatement.

Summary Compensation Table For Fiscal Years 2021, 2022 and 2023
The following table provides information regarding the compensation of our named executive officers during the years ended December 31, 2021, 2022 and 2023.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total
Ryan J. Watts, Ph.D.	2023	$670,000	$462,289	$2,272,291	$4,461,487	$13,200	$7,879,267
President and Chief Executive Officer	2022	$645,000	$387,000	$2,930,740	$5,309,748	$12,200	$9,284,688
	2021	$610,104	$503,335	$4,251,600	$7,296,840	$11,600	$12,673,479
Alexander O. Schuth, M.D.	2023	$520,000	$269,093	$1,136,146	$2,230,744	$13,200	$4,169,183
Chief Operating and Financial Officer and Secretary	2022	$500,000	$225,000	$2,307,095	$2,647,757	$12,200	$5,692,052
	2021	$465,129	$279,077	$2,125,800	$3,648,420	$11,600	$6,530,026
Carole Ho, M.D.	2023	$520,000	$269,093	$1,136,146	$2,230,744	$13,200	$4,169,183
Chief Medical Officer	2022	$500,000	$225,000	$2,307,095	$2,647,757	$12,200	$5,692,052
	2021	$473,616	$284,170	$2,125,800	$3,648,420	$11,600	$6,543,606

(1)The amounts included in this column reflect bonus payments earned in 2021, 2022 and 2023.
(2)The amounts included in this column reflect the aggregate grant date fair value of RSUs granted during 2021, 2022 and 2023 based on the closing market price of the Company’s common stock on the date of grant.
(3)The amounts included in this column reflect the aggregate grant date fair value of stock options granted during 2021, 2022 and 2023 computed in accordance with the provisions of Accounting Standards Codification (ASC) 718, Compensation—Stock Compensation. The assumptions that we used to calculate these amounts are discussed in Note 9 to our audited Consolidated Financial Statements for the year ended December 31, 2023 included in our Annual Report on Form 10-K for the year ended December 31, 2023. These amounts do not reflect the actual economic value that will be realized by the NEO upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(4)The amounts included in this column reflect the dollar value of employer 401(k) matching contributions paid to each named executive officer.

Grants of Plan-Based Awards for Fiscal Year 2023
The following table provides information regarding grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2023.

Name	Grant Date	All other stock awards: Number of shares of stock or units(1)	All other option awards: Number of securities underlying options(2)	Exercise or base price of stock and option awards($/share)(3)	Grant Date fair value of stock and option awards(4)
Ryan J. Watts, Ph.D.	01/03/2023	—	246,720	$27.63	$4,461,487
	01/03/2023	82,240	—	$27.63	$2,272,291
Alexander O. Schuth, M.D.	01/03/2023	—	123,360	$27.63	$2,230,744
	01/03/2023	41,120	—	$27.63	$1,136,146
Carole Ho, M.D.	01/03/2023	—	123,360	$27.63	$2,230,744
	01/03/2023	41,120	—	$27.63	$1,136,146

(1)RSUs subject to time-based vesting criteria established by the Compensation Committee and described in the footnotes to the Outstanding Equity Awards at December 31, 2023 table below.
(2)Options subject to time-based vesting criteria established by the Compensation Committee and described in the footnotes to the Outstanding Equity Awards at December 31, 2023 table below.
(3)The exercise price of these stock options is equal to the closing price of our common stock on the NASDAQ Global Select Market on the grant date.
(4)Amounts represent the grant date fair value of the named executive officer’s stock options and RSUs, calculated in accordance with the provisions of Accounting Standards Codification (ASC) 718, Compensation—Stock Compensation. The grant date fair value of our RSUs is based on the closing market price of the Company’s common stock on the date of grant. The grant date fair value of our stock options is calculated using a Black-Scholes valuation model. The assumptions that we used to calculate these amounts are discussed in Note 9 to our audited Consolidated Financial Statements for the year ended December 31, 2023 included in our Annual Report on Form 10-K for the year ended December 31, 2023. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
Option Exercises and Stock Vested in Fiscal Year 2023
The following table shows certain information concerning option exercises and value realized upon the exercise of stock options and the vesting of RSU grants by our named executive officers during the fiscal year ended December 31, 2023.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized on exercise(1)	Number of shares acquired on vesting	Value realized on vesting(2)
Ryan J. Watts, Ph.D.	127,526	$3,654,728	63,997	$1,816,751
Alexander O. Schuth, M.D.	65,000	$1,654,350	37,411	$1,030,960
Carole Ho, M.D.	—	$—	37,593	$1,036,262

(1)The value realized upon the exercise of stock options is calculated by (a) subtracting the stock option exercise price from the market price on the date of exercise to get the realized value per share, and (b) multiplying the realized value per share by the number of shares underlying the stock options exercised.
(2)The value realized upon vesting of restricted stock and RSUs is calculated by multiplying the number of shares of restricted stock and RSUs vested by the market price on the vest date.
Outstanding Equity Awards as of 2023 Fiscal Year End
The following table provides information regarding equity awards held by our named executive officers as of December 31, 2023.

			Option Awards					Stock Awards
Name	Grant Date(1)	Notes	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price (per share)(2)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested(3)
Ryan J. Watts, Ph.D.	08/21/2015	(4)	495,282	—	622,809	$0.68	08/20/2025	—	$—
	03/08/2017	(5)	60,369	—	—	$5.28	03/08/2027	—	$—
	08/22/2017	(5)	56,382	—	—	$9.60	08/22/2027	—	$—
	02/26/2018	(5)	300,000	—	—	$22.16	02/26/2028	—	$—
	02/08/2019	(5)	281,600	—	—	$18.13	02/08/2029	—	$—
	02/10/2020	(5)	352,351	15,324	—	$24.81	02/10/2030	—	$—
	02/10/2020	(6)	—	—	—	$—	—	19,697	$422,698
	08/18/2020	(6)	—	—	—	$—	—	5,000	$107,300
	01/04/2021	(5)	131,248	48,752	—	$70.86	01/04/2031	—	$—
	01/04/2021	(6)	—	—	—	$—	—	30,000	$643,800
	01/03/2022	(5)	89,363	97,137	—	$47.27	01/03/2032	—	$—
	01/03/2022	(6)	—	—	—	$—	—	46,500	$997,890
	01/03/2023	(5)	—	246,720	—	$27.63	01/03/2033	—	$—
	01/03/2023	(6)	—	—	—	$—	—	82,240	$1,764,870
Alexander O. Schuth, M.D.	08/21/2015	(4)	70,516	22,497	102,065	$0.68	08/20/2025	—	$—
	03/08/2017	(5)	68,937	—	—	$5.28	03/08/2027	—	$—
	08/22/2017	(5)	56,641	—	—	$9.60	08/22/2027	—	$—
	02/26/2018	(5)	180,000	—	—	$22.16	02/26/2028	—	$—
	02/07/2019	(5)	136,000	—	—	$17.99	02/07/2029	—	$—
	02/10/2020	(5)	130,331	5,669	—	$24.81	02/10/2030	—	$—
	02/10/2020	(6)	—	—	—	$—	—	7,286	$156,358
	08/18/2020	(6)	—	—	—	$—	—	5,000	$107,300
	01/04/2021	(5)	65,624	24,376	—	$70.86	01/04/2031	—	$—
	01/04/2021	(6)	—	—	—	$—	—	15,000	$321,900
	01/03/2022	(5)	44,562	48,438	—	$47.27	01/03/2032	—	$—
	01/03/2022	(6)	—	—	—	$—	—	23,250	$498,945
	08/09/2022	(6)	—	—	—	$—	—	16,875	$362,138
	01/03/2023	(5)	—	123,360	—	$27.63	01/03/2033	—	$—
	01/03/2023	(6)	—	—	—	$—	—	41,120	$882,435
Carole Ho, M.D.	08/21/2015	(4)	62,500	—	62,500	$0.68	08/20/2025	—	$—
	07/02/2016	(5)	44,035	—	—	$5.28	07/02/2026	—	$—
	03/08/2017	(5)	38,240	—	—	$5.28	03/08/2027	—	$—
	02/26/2018	(5)	180,000	—	—	$22.16	02/26/2028	—	$—
	02/07/2019	(5)	136,000	—	—	$17.99	02/07/2029	—	$—
	02/10/2020	(5)	136,081	5,919	—	$24.81	02/10/2030	—	$—
	02/10/2020	(6)	—	—	—	$—	—	7,469	$160,285
	08/18/2020	(6)	—	—	—	$—	—	5,000	$107,300
	01/04/2021	(5)	65,624	24,376	—	$70.86	01/04/2031	—	$—
	01/04/2021	(6)	—	—	—	$—	—	15,000	$321,900
	01/03/2022	(5)	44,562	48,438	—	$47.27	01/03/2032	—	$—
	01/03/2022	(6)	—	—	—	$—	—	23,250	$498,945
	08/09/2022	(6)	—	—	—	$—	—	16,875	$362,138
	01/03/2023	(5)	—	123,360	—	$27.63	01/03/2033	—	$—
	01/03/2023	(6)	—	—	—	$—	—	41,120	$882,435

(1)Each of the outstanding equity awards was granted pursuant to the 2015 Stock Incentive Plan (the “2015 Plan”) or the 2017 Equity Incentive Plan (the "2017 Plan").
(2)This column represents the fair value of a share of our common stock on the date of grant, as determined by our board of directors.

(3)This column represents the fair market value of the shares of our common stock as of December 31, 2023, based on the closing price of our common stock, as reported on the NASDAQ Global Select Market, of $21.46 per share on December 31, 2023.
(4)The shares subject to the unearned option will vest upon (i) the date on which the reported closing price of our common stock on Nasdaq or the New York Stock Exchange (or other national securities exchange) has, for 90 consecutive trading days, equaled or exceeded $80.00 per share (subject to adjustments for any stock split, reverse stock split or certain other changes in capitalization), with the first day of the 90-day measurement period no earlier than June 6, 2018, or (ii) the date on which we close a change of control transaction in which the stockholders receive consideration equal to no less than $80.00 per share (subject to adjustments for any stock split, reverse stock split or certain other changes in capitalization) in exchange for the sale of their capital stock.
(5)One-fourth of the total number of shares subject to the option vest on the one year anniversary of the grant date, and one forty-eighth of the total number of shares subject to the option vest monthly thereafter, subject to continued service to us through each such vesting date.
(6)Represents restricted stock units providing a contingent right to receive the listed number of shares of our common stock upon settlement. One-fourth of the total number of shares subject to the award vest on the one year anniversary of the grant date, and one-fourth of the total number of shares subject to the award vest each year thereafter, subject to continued service to us through each such vesting date.
Executive Employment Agreements
Ryan J. Watts, Ph.D.
On November 10, 2017, we entered into a confirmatory employment letter with Dr. Watts, our President and Chief Executive Officer. The confirmatory employment letter has no specific term and provides for at-will employment. Effective January 1, 2024, Dr. Watts’ base salary was $690,100, and his target bonus is 60% of his annual base salary, subject to the terms and conditions of a bonus plan approved by our board of directors or the compensation committee of our board of directors. The confirmatory offer letter also provides that we may, in our discretion, grant additional bonus amounts to Dr. Watts.
Alexander O. Schuth, M.D.
On November 10, 2017, we entered into a confirmatory employment letter with Dr. Schuth, our Chief Operating Officer and Secretary. The confirmatory employment letter has no specific term and provides for at-will employment. Effective January 1, 2024, Dr. Schuth’s base salary was $535,600, and his target bonus is 45% of his annual base salary, subject to the terms of the applicable bonus plan developed by our chief executive officer and approved by our board of directors or the compensation committee of our board of directors. The confirmatory offer letter also provides that we may, in our discretion, grant additional bonus amounts to Dr. Schuth.
Carole Ho, M.D.
On November 10, 2017, we entered into a confirmatory employment letter with Dr. Ho, our Chief Medical Officer. The confirmatory employment letter has no specific term and provides for at-will employment. Effective January 1, 2024, Dr. Ho’s base salary was $535,600, and her target bonus is 45% of her annual base salary, subject to the terms of the applicable bonus plan developed by our chief executive officer and approved by our board of directors or the compensation committee of our board of directors. The confirmatory employment letter also provides that we may, in our discretion, grant additional bonus amounts to Dr. Ho.
Potential Payments and Benefits upon Termination or Change in Control
Dr. Watts, Dr. Schuth, and Dr. Ho are entitled to certain change of control and severance benefits pursuant to our Key Executive Change in Control and Severance Plan (the “Severance Plan”), which was adopted in November 2017 and subsequently modified in October 2020.

If we terminate a named executive officer’s employment other than for “cause,” death, or “disability” or such participant resigns for “good reason” during the period beginning on a “change in control” (as such terms are defined in the Severance Plan) and ending 12 months following a change in control (the “change in control period”), such named executive officer will be eligible to receive the following severance benefits (less applicable tax withholdings):
•100% (200% for Dr. Watts) of the named executive officer’s annual base salary as in effect immediately prior to the termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then the named executive officer’s annual base salary in effect immediately prior to such reduction) paid over 12 months (24 months for Dr. Watts);
•A lump sum payment equal to 100% (200% for Dr. Watts) of the annual target bonus the named executive officer would otherwise be eligible to receive for the fiscal year in which the termination occurs, assuming achievement of all target levels at 100%;
•A lump sum cash payment in an aggregate amount equal to 12 months (24 months for Dr. Watts) of the applicable monthly premium cost that the named otherwise would be required to pay to continue qualifying health coverage under COBRA (provided that if the Company determines in its sole discretion that these payments cannot be provided without violating applicable law, these payments will not be made); and
•100% of the named executive officer’s then-outstanding and unvested equity awards that are subject to vest solely on the named executive officer’s continued service through the scheduled vesting dates will become vested in full and, if applicable, exercisable.
If we terminate a named executive officer’s employment other than for cause, death, or disability or such participant resigns for good reason outside of the change in control period, such named executive officer will be eligible to receive the following severance benefits (less applicable tax withholdings):
•75% (100% for Dr. Watts) of the named executive officer’s annual base salary as in effect immediately prior to the termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then the named executive officer’s annual base salary in effect immediately prior to such reduction) paid over 9 months (12 months for Dr. Watts);
•A lump sum payment equal to the annual target bonus the named executive officer would otherwise be eligible to receive for the fiscal year in which the termination occurs, assuming achievement of all annual targets at 100%, prorated for the portion of the year during which the named executive officer was employed; and
•A lump sum cash payment in an aggregate amount equal to 9 months (12 months for Dr. Watts) of the applicable monthly premium cost that the named executive officer otherwise would be required to pay to continue qualifying health coverage under COBRA (provided that if the Company determines in its sole discretion that these payments cannot be provided without violating applicable law, these payments will not be made).

To receive the severance benefits upon a qualifying termination, a named executive officer must sign and not revoke a form of separation agreement and release of claims in a form reasonably satisfactory to us within the time frame set forth in the Severance Plan and must continue to comply with the provisions of such release and the terms of any proprietary information and inventions agreement and any other written agreement or agreements between the named executive officer and us under which the named executive officer has a material duty or obligation to us.
In addition, in the event of a change in control, the vesting schedule of any then-outstanding and unvested equity awards that are subject to time-based vesting and were granted to a named executive officer prior to the effective date of the Severance Plan will be accelerated in part so that the number of shares, if any, subject to each such award that would otherwise have first become vested in the period between the date of the consummation of the change in control and the date on which all but the final 12 months of the vesting period will have first become vested will immediately become vested and exercisable, as applicable. The remaining shares subject to each such award will continue to be eligible to vest in accordance with the original vesting schedule within the next 12 months as set forth in the applicable award agreement, and may accelerate in connection with certain terminations of employment, as described above.
If any of the payments provided for under the Severance Plan or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the related excise tax under Section 4999 of the Code, then the named executive officer will be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him or her. The Severance Plan does not require us to provide any tax gross-up payments to any named executive officer.
2017 Equity Incentive Plan and 2015 Stock Incentive Plan
Our 2017 Plan provides that in the event of a merger or change in control, as defined under our 2017 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator is not required to treat all awards, all awards held by a participant or all awards of the same type, similarly. In the event that a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction, unless specifically provided for otherwise under the applicable award agreement or other written agreement with the participant. The award will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.
If an outside director’s awards under the 2017 Plan are assumed or substituted for in a merger or change in control where awards granted to non-employee directors are assumed or substituted for and the service of such outside director as a director or director of the successor corporation, as applicable is terminated on or following the assumption or substitution, other than pursuant to a voluntary resignation (unless such resignation is at the request of the acquirer), his or her options and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and RSUs will lapse and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement with the director.

Our 2015 Plan provides that in the event of a merger or other Reorganization Event, as defined under the 2015 Plan, each outstanding award, except restricted stock, will be treated as the administrator determines, including, without limitation, that awards shall be assumed or substituted; upon written notice to a participant, that awards will terminate immediately prior to the consummation of the transaction; that awards will become fully exercisable or restrictions applicable to the award will lapse in whole or in part upon the transaction; or, upon a Reorganization Event under which the holders of shares of common stock will receive a cash payment for each share surrendered in the Reorganization Event, that awards will be terminated in exchange for a cash payment equal to the number of shares subject to the award multiplied by the acquisition price minus the exercise, measurement, or purchase price of the award. In addition, in the event of a Reorganization Event that is a liquidation or dissolution, the administrator may provide that awards will be converted into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and applicable tax withholdings). Certain additional restrictions apply to RSUs to which Section 409A of the Code apply. On a Reorganization Event other than our liquidation or dissolution, our repurchase rights with respect to restricted stock will inure to the benefit of the successor and shall, unless the administrator determines otherwise, apply to the property into which the shares are converted. In the event of our proposed liquidation or dissolution, restrictions on restricted stock then outstanding will be automatically deemed satisfied.
The following table shows the potential payments and benefits that the Company would be obligated to make or provide upon termination of employment of each of our named executive officers. For purposes of this table, it is assumed that, each named executive officer’s employment terminated at the close of business on December 31, 2023, the last day of our fiscal year 2023.

Name	Executive Benefits and Payments Upon Termination or Change in Control	Change in Control	Change in Control with Qualifying Termination	Termination Without Cause
Ryan J. Watts, Ph.D.	Base Salary	$—	$1,340,000	$670,000
	Target Bonus	—	804,000	402,000
	Welfare(1)	—	99,124	49,562
	Restricted Stock Units(2)	—	3,936,558	—
	Stock Options(3)	—	—	—
	TOTAL	$—	$6,179,682	$1,121,562
Alexander O. Schuth, M.D.	Base Salary	$—	$520,000	$390,000
	Target Bonus	—	234,000	234,000
	Welfare(1)	—	39,946	29,959
	Restricted Stock Units(2)	—	2,329,075	—
	Stock Options(3)	—	—	—
	TOTAL	$—	$3,123,021	$653,959
Carole Ho, M.D.	Base Salary	$—	$520,000	$390,000
	Target Bonus	—	234,000	234,000
	Welfare(1)	—	46,938	35,204
	Restricted Stock Units(2)	—	2,333,002	—
	Stock Options(3)	—	—	—
	TOTAL	$—	$3,133,940	$659,204

(1)Represents the lump sum aggregate premium payments, including the two-percent administrative charge, that would be required to be paid to or on behalf of the NEO to provide continued health insurance coverage under COBRA (based on the executive's health insurance coverage as of December 31, 2023) for 9 (12 for Dr. Watts) months for termination without cause and 12 (24 for Dr. Watts) months for a qualified termination that occurs within 12 months of the consummation of a change in control.
(2)Assuming assumption of the outstanding equity awards by a buyer, upon the consummation of a change in control and a qualifying termination with the change in control period, all time-based RSU awards accelerate vesting. The value of accelerated RSUs is calculated by multiplying the numbers of shares subject to acceleration by the closing price of our common stock on December 31, 2023, which was $21.46.
(3)Upon a change in control and qualifying termination and a qualifying termination with the change in control period, all time-based unvested stock options will 100% accelerate vesting. The value of accelerated stock options is calculated by multiplying the numbers of options subject to acceleration by the difference between the closing price of our common stock on December 31, 2023, which was $21.46, and the per share exercise price of the unvested shares subject to acceleration. Stock options with a per share exercise price that exceeds the closing price of our common stock on December 31, 2023 is included with a value of $nil in the table above.
401(k) Plan
We maintain a 401(k) retirement savings plan for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code, on a pre-tax or after-tax (Roth) basis through contributions to the 401(k) plan. The 401(k) plan authorizes employer safe harbor contributions. The Company currently offers a safe harbor contribution in the amount of 4% of the participant's eligible compensation, deposited each payroll. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and, if certain requirements are met, earnings on Roth contributions are not taxable when distributed from the 401(k) plan.
CEO Pay Ratio - 2023
Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the 2023 annual total compensation paid to our median paid employee and to our Chief Executive Officer, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the "CEO Pay Ratio"). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.
Measurement Date
We identified the median employee using our employee population on October 1, 2023 (including all employees, except our CEO, whether employed on a full-time, part-time, seasonal or temporary basis).
Consistently Applied Compensation Measure
Under the relevant rules, we are required to identify the median employee by use of a "consistently applied compensation measure" ("CACM"). We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee as of October 1, 2023: (1) annual base pay, (2) annual target cash incentive opportunity, and (3) the grant date fair value for equity awards granted in 2023. In identifying the median employee, we did not exclude workers in non-U.S. countries and did not make any cost-of-living adjustments.
Methodology and Pay Ratio
Once the median employee was identified, we calculated the median employee's 2023 annual target total direct compensation in accordance with the requirements of the Summary Compensation Table.

Our median employee compensation in 2023 as calculated using Summary Compensation Table requirements was $345,658. Our Chief Executive Officer's compensation in 2023 as reported in the Summary Compensation Table was $7,879,267. Therefore, our CEO Pay Ratio for 2023 is approximately 23:1.
This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with the SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.
Pay vs. Performance
Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the correlation between executive pay and Company performance for the years ended December 31, 2023, 2022, 2021, and 2020. The disclosure includes an analysis of compensation for our Principal Executive Officer ("PEO"), Dr. Watts, and the average of total compensation for the non-PEO NEOs. The Non-PEO NEOs included for purposes of calculating the average amounts in each of 2020, 2021 and 2022 are Mr. Krognes, and Drs. Schuth and Ho and in 2023 are Drs. Schuth and Ho.
Pay vs. Performance Table

Fiscal Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of initial fixed $100 investment based on:		Net Income (loss) (in thousands)(7)	Company- Selected Measure(8)
					Total Share- holder Return(5)	Peer Group Total Share- holder Return(6)
2023	$7,879,267	$(813,455)	$4,169,183	$1,657,599	123.19	118.87	$(145,224)	N/A
2022	$9,284,688	$(12,121,657)	$5,223,660	$(2,101,277)	159.64	113.65	$(325,991)	N/A
2021	$12,673,479	$(58,240,593)	$6,553,764	$(11,781,409)	256.03	126.45	$(290,581)	N/A
2020	$9,302,445	$140,704,504	$4,264,931	$36,695,336	480.83	126.42	$71,136	N/A

(1)The dollar amounts reported in this column are the amounts of total compensation reported for our PEO for each corresponding year in the “Total” column of the Summary Compensation Table.
(2)The dollar amounts reported in this column represent the amount of “compensation actually paid” to our PEO, but compensation actually paid does not mean that Dr. Watts was actually paid those amounts in the listed year—this is a dollar amount derived from the starting point of Summary Compensation Table total compensation under the methodology prescribed under the relevant rules as follows and as shown in the adjustment table below. The Company has not paid dividends historically and does not sponsor any pension arrangements; thus no adjustments are made for these items.

Fiscal Year	Summary Compensation Table Total for PEO	Less: Reported Value of Equity Awards to PEO(a)	Add: Equity Award Adjustments to PEO(b)	Compensation Actually Paid to PEO

2023	$7,879,267	$(6,733,778)	$(1,958,944)	$(813,455)
2022	$9,284,688	$(8,240,488)	$(13,165,857)	$(12,121,657)
2021	$12,673,479	$(11,548,440)	$(59,365,632)	$(58,240,593)
2020	$9,302,445	$(8,053,154)	$139,455,213	$140,704,504

(a)     The amounts in this column reflect the aggregate grant-date fair value reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year for Dr. Watts.
(b)     The amounts deducted or added in calculating the total equity award adjustments in the above table are as follows:

Fiscal Year	Year End Fair Value of Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Total Equity Award Adjustments
2023	$4,698,258	$(6,495,950)	$—	$(161,252)	$—	$(1,958,944)
2022	$4,292,254	$(15,184,024)	$—	$(2,274,087)	$—	$(13,165,857)
2021	$6,142,063	$(46,889,675)	$—	$(18,618,020)	$—	$(59,365,632)
2020	$32,742,847	$103,131,232	$—	$3,581,134	$—	$139,455,213

In accordance with the relevant rules, the fair values of unvested and outstanding equity awards to our PEO were remeasured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. RSUs were valued at fair value, determined as the closing price of the Company's common stock on each measurement date. To value the performance and market contingent stock options as of each measurement date, the Company used a lattice model with a Monte Carlo simulation. This valuation methodology utilized the estimated fair value of the Company’s common stock on grant date and several key assumptions, including expected volatility of the Company’s stock price based on comparable public companies, risk-free rates of return and expected dividend yield. For all other stock options, the fair values as of each measurement date were determined using the Black-Scholes model, with assumptions and methodologies regarding volatility, dividend yield, and risk-free rates as outlined in the table below. The expected life of options as of each measurement date is estimated based on consideration of consistency with the original valuation assumptions for the grant, the circumstances of the grant at the measurement date, and other relevant factors under US GAAP.

Year Ended December 31,
	2023	2022	2021	2020
Expected term (in years)	3.65 - 5.47	3.65 - 5.47	3.65 - 5.47	3.77 - 5.53
Volatility	66.22% - 70.75%	63.50% - 67.73%	57.46% - 63.34%	63.35% - 78.04%
Risk-free interest rate	3.32% - 4.80%	1.49% - 4.45%	0.30% - 1.45%	0.19% - 1.65%
Dividend yield	—	—	—	—
(3)The dollar amounts reported in this column represent the average of the amounts reported for the Company’s Non-PEO NEOs as a group (this group excludes Dr. Watts) in the “Total” column of the Summary Compensation Table in each corresponding year.
(4)The dollar amounts reported represent the average amount of “compensation actually paid” for our Non-PEO NEOs as a group (this group excludes Dr. Watts). The dollar amounts do not reflect the actual amounts of compensation paid to the non-PEO NEOs during the applicable year, but are dollar amounts derived from the starting point of the Summary Compensation Table total compensation under the methodology prescribed under SEC rules as described in (2) above and shown in the adjustment table below.

Fiscal Year	Average Summary Compensation Table Total for non-PEO NEOs	Less: Average Reported Value of Equity Awards to non-PEO NEOs(a)	Add: Average Equity Award Adjustments to non-PEO NEOs(b)	Average Compensation Actually Paid to non-PEO NEOs

2023	$4,169,183	$(3,366,890)	$855,306	$1,657,599
2022	$5,223,660	$(4,674,277)	$(2,650,660)	$(2,101,277)
2021	$6,553,764	$(5,774,220)	$(12,560,953)	$(11,781,409)
2020	$4,264,931	$(3,418,810)	$35,849,215	$36,695,336

(a)     The amounts in this column reflect the average aggregate grant-date fair value reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year for the Company’s non-PEO NEOs as a group (this group excludes Dr. Watts).
(b)     The amounts deducted or added in calculating the total equity award adjustments in the above table are as follows:

Fiscal Year	Average Year End Fair Value of Equity Awards Granted in the Year	Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Average Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Total Average Equity Award Adjustments

2023	$2,349,129	$(1,469,617)	$—	$(24,206)	$—	$855,306
2022	$1,868,705	$(2,967,213)	$—	$(960,069)	$(592,083)	$(2,650,660)
2021	$3,071,031	$(10,579,485)	$—	$(5,052,499)	$—	$(12,560,953)
2020	$13,320,406	$20,605,545	$—	$1,923,264	$—	$35,849,215

In accordance with the relevant rules, the fair values of unvested and outstanding equity awards to our non-PEO NEOs were remeasured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. The valuation methodology and assumptions used consistent with those used for the PEO as described in (2) above.

(5)Total shareholder return is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported in the Pay versus Performance Table and reinvesting all dividends until the last day of each reported fiscal year. The Company has not paid dividends historically.
(6)The peer group used is the NASDAQ Biotechnology Index, as used in the Company’s stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2023.
(7)The dollar amounts reported in this column represent the amount of net income (loss) for the financial year as presented in the audited Consolidated Statements of Operations and Comprehensive Income (Loss) included in our Annual Report on Form 10-K.
(8)Guidance issued under the relevant rules states that we cannot use stock price as our company-selected measure and we did not use any other financial performance measure for the most recently completed fiscal year to link CAP to Company performance. Our stock price has a significant impact on the value of equity-based awards granted to our NEOs, including stock options and restricted stock units. We therefore believe that, due to our use and focus on equity compensation, our stock price strongly links 2022 compensation paid to our NEOs to our performance. However, because we cannot use stock price as our company-selected measure, we have not listed a company selected measure in the Pay versus Performance Table.
Description of Relationship Between the Information Presented in the Pay versus Performance Table
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following description of the relationships between information presented in the Pay versus Performance Table. The analysis below demonstrates the relationship of “compensation actually paid” (“CAP”) to our PEO and average CAP to our non-PEO NEOs to the Company's total shareholder return (“TSR”), and the relationship of the Company's TSR to that of its peer group, the NASDAQ Biotechnology Index, in each case, during the past three years, as set forth in the Pay versus Performance Table. Further, it demonstrates the relationship between CAP to our PEO, average CAP to non-PEO NEOs and Net Income (Loss) as presented in the audited Consolidated Statements of Operations and Comprehensive Income (Loss) included in our Annual Report on Form 10-K in each case, during the past three years, as set forth in the Pay versus Performance Table.

500
400
300
200
100
0
$150
$100
$50
$0
$(50)
$(100)
TSR
CAP($M)
12/31/19
12/31/20
12/31/21
12/31/22
12/31/23
Year ended
Non-PEO NEO CAP
PEO CAP
DNLI TSR
NASDAQ Biotech Index TSR

Figure 1: Analysis demonstrating the relationship of CAP during the past four years to the Company's TSR and the relationship of the Company's TSR to that of its peer group, the NASDAQ Biotechnology Index.

$320
$160
$0
$(160)
$(320)
$(480)
$(640)
Net Income (Loss) ($M)
$150
$100
$50
$0
$(50)
$(100)
CAP ($M)
2020
2021
2022
2023
Year
Non-PEO NEO CAP
PEO CAP
DNLI Net Income (Loss)

Figure 2: Analysis demonstrating the relationship of CAP during the past four years to the Company's net income (loss) for the financial year as presented in the audited Consolidated Statements of Operations and Comprehensive Income (Loss) included in our Annual Report on Form 10-K.
Tabular List of Performance Measures
As noted above, the only financial performance measure used to link NEO compensation actually paid to Company performance for the year ended December 31, 2023 is our stock price:

Performance Measure
Stock price

DIRECTOR COMPENSATION
Each non-employee director is eligible to receive compensation for his or her service consisting of annual cash retainers and equity awards under our outside director compensation policy, which was originally adopted in November 2017 and became effective in connection with the initial public offering of our securities in December 2017. Our outside director compensation policy was crafted in consultation with Aon, an independent consultant, in anticipation of our initial public offering. Aon provided us with competitive data, analysis and recommendations regarding non-employee director compensation. After careful consideration of this information and the scope of the duties and responsibilities of our non-employee directors, our board of directors approved our outside director compensation policy, which we believe provides reasonable compensation to our non-employee directors that is commensurate with their contributions and appropriately aligned with our peers. Our outside director compensation policy has been amended periodically, most recently in February 2022. We also reimburse our directors for expenses associated with attending meetings of our board of directors and committees of our board of directors.
Pursuant to our amended outside director compensation policy, all non-employee directors (also referred to as "outside directors") were paid cash compensation as set forth below during the year ended December 31, 2023. The cash compensation our outside directors are entitled to receive for their services for 2024 are also set forth below:

	2023 Annual Retainer	2024 Annual Retainer
Board of Directors:
All non-employee members	$45,000	$45,000
Additional retainer for Non-Executive Chairperson of the Board	$35,000	$35,000
Audit Committee:
Additional retainer for Chairperson	$20,000	$20,000
Additional retainer for Non-Chairperson members	$10,000	$10,000
Compensation Committee:
Additional retainer for Chairperson	$15,000	$15,000
Additional retainer for Non-Chairperson members	$7,500	$7,500
Corporate Governance and Nominating Committee:
Additional retainer for Chairperson	$10,000	$10,000
Additional retainer for Non-Chairperson members	$5,000	$5,000
Science and Technology Committee:
Additional retainer for Chairperson	$15,000	$15,000
Additional retainer for Non-Chairperson members	$7,500	$7,500
All cash payments to non-employee directors who served in the relevant capacity at any point during the immediately preceding prior fiscal quarter will be paid quarterly in arrears, prorated for the portion of the fiscal quarter for which the non-employee director served in the relevant capacity.
In addition, nondiscretionary, automatic grants of stock options will be made to our non-employee directors under our amended outside director compensation policy. Under our 2017 Plan, no non-employee directors may be granted, in any fiscal year, awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of more than $1 million, increased to $1.6 million in connection with his or her initial service. Any awards granted to an individual while he or she was an employee, or while he or she was a consultant but not a non-employee director, will not count for purposes of these limitations.

Our outside director compensation policy provides for initial awards of a nonstatutory stock option to purchase shares of our common stock and an initial award RSUs together having an aggregate Company-assessed value of approximately $700,000 (with the shares covered by each award rounded down to the nearest whole share), effective on the date on which such person first becomes elected as a non-employee director. 60% of the value of the initial awards is in nonstatutory stock options (the “Initial Option”), while the remaining 40% is in RSUs (the “Initial RSU”). Specifically, the number of shares subject to the Initial Option is 60% of the number of shares that would be subject to a stock option granted on the same date having a grant date fair value of $700,000. For this purpose, the Company values RSUs as 1 RSU for every 2 shares subject to an option, and therefore the number of shares subject to the Initial RSU is: (x) 40% of the number of shares that would be subject to a stock option granted on the same date having a grant date fair value of $700,000, divided by (y) two.
Subject to the terms of the policy, the Initial Option vests as to 1/4th of the shares subject thereto on the one-year anniversary of the initial award’s grant date and as to 1/48th of the shares subject to the Initial Option on each monthly anniversary of the date of grant thereafter (and if there is no corresponding day, on the last day of the month), in each case, provided that the non-employee director continues to serve as a non-employee director through the applicable vesting date. Subject to the terms of the policy, the Initial RSU award vests over a four-year period commencing on the Initial RSU's grant date, with 1/4th of the shares vesting on each anniversary of the Initial RSU’s grant date (or, for the last tranche that otherwise would vest on the fourth anniversary of the grant date, on such anniversary or, if earlier, on the day prior to our next annual meeting of stockholders occurring after the third anniversary of the grant date), in each case, provided that the non-employee director continues to serve as a non-employee director through the applicable vesting date.

Our outside director compensation policy provides for annual awards having a grant date fair value of approximately $400,000, split approximately 60/40 between options and RSUs. The mechanics are as follows: on the date of each annual meeting of stockholders, each non-employee director who, as of such annual meeting date, has served on the board as a director for at least the preceding six months, is automatically granted a nonstatutory stock option to purchase shares of our common stock and an initial award RSUs together having an aggregate Company-assessed value of approximately $400,000 (with the shares covered by each award rounded down to the nearest whole share), effective on the date of the annual meeting. 60% of the value of the annual awards is in nonstatutory stock options (the “Annual Option”), while the remaining 40% was in RSUs (the Annual RSU). Specifically, the number of shares subject to Annual Option is 60% of the number of shares that would be subject to a stock option granted on the same date having a grant date fair value of $400,000. For this purpose, the Company values RSUs as 1 RSU for every 2 shares subject to an option, and therefore the number of shares subject to the Annual RSU is: (x) 40% of the number of shares that would be subject to a stock option granted on the same date having a grant date fair value of $400,000, divided by (y) two. Any non-employee director who is not continuing as a director following the applicable annual meeting will not receive an Annual Option or Annual RSU with respect to such annual meeting.

Subject to the terms of the policy, the Annual Option and Annual RSU vest and become exercisable as to 100% of the shares subject to the Annual Option and Annual RSU upon the earlier of the one year anniversary of the grant date or the day prior to our next annual meeting of stockholders occurring after the grant date, in each case, provided that the non-employee director continues to serve as a non-employee director through the applicable vesting date.
Our 2017 Plan provides that in the event of a merger or change in control, as defined in our 2017 Plan, where awards granted to non-employee directors are assumed or substituted for, if on the date of or following such assumption or substitution, the non-employee director’s status as a director or director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the non-employee director (unless such resignation is at the request of the acquirer), then each outstanding equity award granted under our 2017 Plan to a non-employee director will fully vest, all restrictions on the shares subject to such award will lapse, and with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all of the shares subject to such award will become fully exercisable, if applicable, unless specifically provided otherwise under the applicable award agreement or other written agreement with the director.

Our outside director compensation policy provides that until at least the date of the annual meeting held in 2025, neither the cash retainers nor the value of equity compensation payable under our outside director compensation policy will be raised to a level that is in excess of the 75th percentile of the cash retainers or value of equity award compensation, respectively, paid by the then-applicable peer group, as approved by the compensation committee of our board of directors, to their non-employee directors. Notwithstanding the foregoing, newly elected or appointed outside directors may receive total cash and equity compensation in connection with their initial appointment or election to the Board having an aggregate value of up to two times the total of (x) the aggregate amount of annual cash retainers that could be provided to any incumbent outside director under the terms of the then effective outside director compensation policy, and (y) the value of annual awards that could be provided to any incumbent outside director under the terms of the then-effective outside director compensation policy. Further, the policy provides that Company will determine its peer group annually based on such factors as the compensation committee or the Board deems relevant after discussion with the compensation committee’s consultant, and will consider for inclusion in the peer group, among other companies, companies which are operating in the same industries as the Company (by reference to Global Industry Classification Standard code or similar reasonable identifiers, which may change from time to time), and similar in size to the Company based on market capitalization (or, during volatile market conditions, revenue, if so determined by the compensation committee or the Board, as applicable).
2023 Director Compensation

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2023:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Total
Vicki Sato, Ph.D.	$85,000	$130,359	$244,075	$459,434
Douglas Cole, M.D.(3)	$36,247	$130,359	$244,075	$410,681
Jennifer Cook	$55,000	$130,359	$244,075	$429,434
Jay Flatley	$70,000	$130,359	$244,075	$444,434
Erik Harris	$55,000	$130,359	$244,075	$429,434
Peter Klein	$65,000	$130,359	$244,075	$439,434
Steve E. Krognes	$45,000	$130,359	$244,075	$419,434
David Schenkein, M.D.	$65,000	$130,359	$244,075	$439,434
Marc Tessier-Lavigne, Ph.D.	$57,500	$130,359	$244,075	$431,934
Nancy A. Thornberry	$60,000	$130,359	$244,075	$434,434

(1)The amounts included in this column reflect the aggregate grant date fair value of RSUs granted during 2023 based on the closing market price of the Company’s common stock on the date of grant.
(2)This column reflects the aggregate grant date fair value of stock options granted during 2023 computed in accordance with the provisions of Accounting Standards Codification (ASC) 718, Compensation—Stock Compensation. The assumptions that we used to calculate these amounts are discussed in Note 9 to our audited consolidated financial statements for the year ended December 31, 2023 included in our Annual Report on Form 10-K for the year ended December 31, 2023. These amounts do not reflect the actual economic value that will be realized by the director upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(3)Dr. Cole served on our board of directors until August 7, 2023, at which time his stock and option awards were canceled.
For information about the compensation of directors who are also our employees, see “Executive Compensation.”

Director Outstanding Equity Awards as of 2023 Fiscal Year End
The following table sets forth information regarding the equity awards that were outstanding as of December 31, 2023 for each of the non-employee directors serving during 2023:

	Option Awards	Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Shares of Stock That Have Not Vested
Vicki Sato, Ph.D.	191,753	4,216
Douglas Cole, M.D.(1)	—	—
Jennifer Cook	129,302	4,216
Jay Flatley	154,253	4,216
Erik Harris	33,256	9,368
Peter Klein	117,212	4,216
Steve E. Krognes	238,649	31,502
David Schenkein, M.D.	154,253	4,216
Marc Tessier-Lavigne, Ph.D.	59,875	4,216
Nancy A. Thornberry	38,143	5,472

(1)Dr. Cole served on our board of directors until August 7, 2023, at which time his stock and option awards were canceled.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2023 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Restricted Stock Units and Rights	Weighted Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column)
Equity compensation plans approved by security holders
2015 Stock Incentive Plan(1)	2,770,581	$2.75	—
2017 Equity Incentive Plan(2)	17,355,127	$25.54	12,466,509
2017 Employee Stock Purchase Plan(3)	—	$—	6,888,168
Equity compensation plans not approved by security holders	—	$—	—
TOTAL	20,125,708	$22.40	19,354,677

(1)Our board of directors adopted, and our stockholders approved, the 2015 Plan. As a result of our initial public offering and the adoption of the 2017 Plan, we no longer grant awards under the 2015 Plan; however, all outstanding options issued pursuant to the 2015 Plan continue to be governed by their existing terms. To the extent that any such awards are forfeited or lapse unexercised or are repurchased, the shares of common stock subject to such awards will become available for issuance under the 2017 Plan.
(2)Our 2017 Plan provides that the number of shares available for issuance under the 2017 Plan will be increased on the first day of each fiscal year, in an amount equal to the least of (i) 10,000,000 shares, (ii) five percent (5%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as our board of directors or any of its committees as will be administering the 2017 Plan may determine.
(3)Our ESPP provides that the number of shares available for issuance under the ESPP will be increased on the first day of each fiscal year, in an amount equal to the least of (i) 2,000,000 shares, (ii) one percent (1%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as may be determined by our board of directors or any of its committees as will be administering the ESPP may determine.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2024 for:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•each of our named executive officers;
•each of our directors and nominees for director; and
•all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 142,509,005 shares of our common stock outstanding as of March 31, 2024. We have deemed shares of our common stock subject to RSU lapses or stock options that are currently exercisable or exercisable within 60 days of March 31, 2024, to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Denali Therapeutics Inc., 161 Oyster Point Blvd., South San Francisco, California 94080.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Baillie Gifford & Co(1)	14,260,724	10.0%
Biogen(2)	12,751,365	8.9%
Vanguard Group(3)	10,834,483	7.6%
BlackRock(4)	11,542,861	8.1%
Wellington(5)	7,378,977	5.2%
Named Executive Officers and Directors:
Ryan J. Watts, Ph.D.(6)	4,140,806	2.9%
Alexander O. Schuth, M.D.(7)	1,350,116	*
Carole Ho, M.D.(8)	995,531	*
Vicki Sato, Ph.D.(9)	298,813	*
Jennifer Cook(10)	132,182	*
Jay Flatley(11)	482,133	*
Erik Harris(12)	17,524	*
Peter Klein(13)	120,092	*
Steve E. Krognes(14)	1,691,840	1.2%
David Schenkein, M.D.(15)	214,597	*
Marc Tessier-Lavigne, Ph.D.(16)	2,158,667	1.5%
Nancy A. Thornberry(17)	35,695	*
All current executive officers and directors as a group (12 persons)(18)	11,637,996	7.9%

*Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)Based on information set forth in a Schedule 13G/A filed with the SEC by Baillie Gifford & Co (“Baillie Gifford”) on January 30, 2024, these shares consist of 14,260,724 shares held of record by Baillie Gifford. Baillie Gifford has sole voting power with respect to 14,133,835 of the shares and sole dispositive power with respect to all the shares. The address of Baillie Gifford is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom.
(2)Based on information set forth in a Schedule 13G/A filed with the SEC by Biogen Inc. and Biogen MA Inc. on February 12, 2024, these shares consist of 12,751,365 shares held of record by Biogen Inc. and Biogen MA Inc. collectively. Each of Biogen Inc. and Biogen MA Inc. has shared voting power and shared dispositive power with respect to all the shares. The address of Biogen Inc. and Biogen MA Inc. is 225 Binney Street, Cambridge, Massachusetts 02142.
(3)Based on information set forth in a Schedule 13G/A filed with the SEC by The Vanguard Group (“Vanguard”) on February 13, 2024, these shares consist of 10,834,483 shares held of record by Vanguard. Vanguard reported that it has shared voting power with respect to 216,826 shares, sole dispositive power with respect to 10,495,236 shares and shared dispositive power with respect to 339,247 shares. The address of this entity is 100 Vanguard Blvd. Malvern, PA 19355.
(4)Based on information set forth in a Schedule 13G/A filed with the SEC by BlackRock, Inc. ("BlackRock") on January 25, 2024, these shares consist of 11,542,861 shares held of record by BlackRock. BlackRock has sole voting power with respect to 11,201,919 of the shares and sole dispositive power with respect to all the shares. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.
(5)Based on information set forth in a Schedule 13G filed with the SEC by Wellington Management Group LLP ("Wellington"), on February 8, 2024, these shares consist of 7,274,717 shares held of record by Wellington. Wellington has shared voting power over 7,032,724 shares and shared dispositive power over 7,274,717 shares. Further, these shares include 104,260 aggregate shares held by Fiducian Technology Fund, Salthill Investors (Bermuda) L.P., Salthill Partners, LP, Wellington Trust Company, National Association Multiple Collective Investment Funds Trust, Biotechnology Portfolio (together, the “Wellington Selling Shareholders”) acquired in a private placement which closed on February 29, 2024 and as set forth in the Form S-3ASR filed on March 22, 2024, which Wellington Management Company LLP, a subsidiary of Wellington, has dispositive power over pursuant to its capacity as investment advisor on behalf of the Wellington Selling Stockholders. The address of Wellington, including Wellington Selling Stockholders, is 280 Congress Street, Boston, MA 02210.
(6)Consists of (a) 2,202,604 shares held of record by the Watts Family 2015 Trust dated July 7, 2015, for which Dr. Watts serves as trustee (b) 35,867 shares held of record by Dr. Watts and (c) 1,902,335 shares subject to options exercisable within 60 days of March 31, 2024, all of which have vested as of such date.
(7)Consists of (a) 523,749 shares held of record by the Schuth Family Trust for which Dr. Schuth serves as trustee (b) 57,906 shares held of record by Dr. Schuth and (c) 768,461 shares subject to options exercisable within 60 days of March 31, 2024, all of which have vested as of such date.

(8)Consists of (a) 183,219 shares held of record by the Rohatgi-Ho Family 2009 Revocable Trust, for which Dr. Ho serves as trustee, (b) 25,000 shares held of record by The Rohatgi-Ho Irrevocable GST Trust for the benefit of the Reporting Person's children (c) 14,170 shares held of record by Dr. Ho and (d) 773,142 shares subject to options exercisable within 60 days of March 31, 2024, all of which have vested as of such date.
(9)Consists of (a) 115,493 shares held of record by Dr. Sato and (b) 183,320 shares subject to options exercisable and RSUs lapsing within 60 days of March 31, 2024, all of which have vested as of such date.
(10)Consists of (a) 11,313 shares held of record by Ms. Cook and (b) 120,869 shares subject to options exercisable and RSUs lapsing within 60 days of March 31, 2024, all of which have vested as of such date.
(11)Consists of (a) 336,313 shares held of record by the Flatley Family Trust, for which Mr. Flatley serves as trustee and (b) 145,820 shares subject to options exercisable and RSUs lapsing within 60 days of March 31, 2024, all of which have vested as of such date.
(12)Consists of (a) 1,717 shares held of record by Mr. Harris and (b) 15,807 shares subject to options exercisable and RSUs lapsing within 60 days of March 31, 2024, all of which have vested as of such date.
(13)Consists of (a) 11,313 shares held of record by Mr. Klein and (b) 108,779 shares subject to options exercisable and RSUs lapsing within 60 days of March 31, 2024, all of which have vested as of such date.
(14)Consists of (a) 850,000 shares held of record by The Steve Edward Krognes Revocable Trust, for which Mr. Krognes serves as a trustee (b) 123,125 shares held of record by Mr. Krognes and (c) 718,715 shares subject to options exercisable and RSUs lapsing within 60 days of March 31, 2024, all of which have vested as of such date.
(15)Consists of (a) 26,232 shares held of record by the David P. Schenkein 2004 Revocable Trust, for which Dr. Schenkein serves as a trustee, (b) 31,232 shares held of record by the Amy P. Schenkein 2004 Revocable Trust, for which Dr. Schenkein's spouse serves as a trustee, (c) 11,313 shares held of record by Mr. Schenkein and (d) 145,820 shares subject to options exercisable and RSUs lapsing within 60 days of March 31, 2024, all of which have vested as of such date.
(16)Consists of (a) 1,870,356 shares held of record by Dr. Tessier-Lavigne, (b) 78,848 shares held of record by The Tessier-Lavigne/Hynes Irrevocable Trust 1 (c) 79,173 shares held of record by The Tessier-Lavigne/Hynes Irrevocable Trust 2, (d) 78,848 shares held of record by The Tessier-Lavigne/Hynes Irrevocable Trust 3 and (e) 51,442 shares subject to options exercisable and RSUs lapsing within 60 days of March 31, 2024, all of which have vested as of such date.
(17)Consists of (a) 7,241 shares held of record by Ms. Thornberry and (b) 28,454 shares subject to options exercisable and RSUs lapsing within 60 days of March 31, 2024, all of which have vested as of such date.
(18)Consists of (i) 6,715,032 shares beneficially owned by our current executive officers and directors and (ii) 4,962,964 shares issuable upon the exercise of options exercisable and RSUs lapsing within 60 days of March 31, 2024, all of which have vested as of such date.

RELATED PERSON TRANSACTIONS
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related person), had or will have a direct or indirect material interest.
Biogen Collaboration Agreement
In September 2020, Biogen Inc.’s subsidiaries, Biogen MA Inc. (“BIMA”) and Biogen International GmbH (“BIG”) (BIMA and BIG, collectively, “Biogen”), collectively became the beneficial holders of more than 5% of our outstanding capital stock. In August 2020, we entered into a binding Provisional Collaboration and License Agreement with Biogen to co-develop and co-commercialize our small molecule inhibitors of LRRK2 for Parkinson’s disease. Under the Provisional Collaboration and License Agreement, Biogen also received rights to opt into two programs and a right of first negotiation for two additional programs, in each case for neurodegenerative diseases leveraging our TV technology platform to cross the BBB and excluding small molecules, AAVs and oligonucleotides. In October 2020, the Provisional Collaboration and License Agreement expired upon the execution of the Definitive LRRK2 Collaboration and License Agreement and Right of First Negotiation, Option and License Agreement with Biogen (collectively the "Biogen Collaboration Agreement"). In connection with the Biogen Collaboration Agreement, we received an equity investment of $465.0 million in September 2020 and an aggregate of $560.0 million in upfront payments in October 2020. We may be eligible to receive up to $1.1 billion in potential milestone payments plus profit sharing and royalties for the LRRK2 program. In August 2023, the Company and Biogen executed an Amendment to the Definitive LRRK2 Agreement and Waiver of and Amendment to Right of First Negotiation, Option, and License Agreement (the “Amendment”). The Amendment amended the Definitive LRRK2 Collaboration and License Agreement, entered into on October 4, 2020 (the “LRRK2 Agreement”), and the Right of First Negotiation, Option and License Agreement (the "ROFN and Option Agreement"), entered into on October 6, 2020. Pursuant to the Amendment, the schedule of potential milestones was amended, while maintaining the same total value of milestones that Denali was eligible to receive under the LRRK2 Agreement. In addition, and further to Denali’s previous announcement on April 12, 2023 that Biogen had exercised its option to license Denali’s Antibody Transport Vehicle (ATV):Amyloid beta program (ATV:Abeta), under the Amendment, Biogen waived its option rights to the second option program and waived its rights of first negotiation for two other TV-enabled programs under the ROFN and Option Agreement. Except for the provisions of the Amendment, the LRRK2 Agreement and ROFN and Option Agreement remain in force in accordance with their terms. We recorded $17.7 million of cost sharing payments to Biogen in the year ended December 31, 2023, of which $14.5 million was paid in cash and $3.2 million was recorded as cost sharing payments due to Biogen as of December 31, 2023. As of December 31, 2023 Biogen was no longer a related party to Denali.

Other Agreements
In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into an indemnification agreement with each member of our board of directors and each of our officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our Company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
We have entered into employment agreements with certain of our executive officers and certain of our executives participate in our Severance Plan that, among other things, provide for certain severance and change of control benefits. For a description of employment agreements with, and benefits under our Severance Plan for, our named executive officers, see “Executive Compensation—Executive Employment Agreements.”
We have granted stock options and RSUs to our named executive officers, other executive officers and certain of our directors. See “Executive Compensation—Executive Employment Agreements.”
Other than as described above, since January 1, 2019, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.
Policies and Procedures for Related Party Transactions
We have adopted a formal written policy providing that our audit committee will be responsible for reviewing “related party transactions,” which are transactions (i) in which we are or will be a participant, (ii) in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and (iii) in which a related person has or will have a direct or indirect interest. For purposes of this policy, a related person will be defined as a director, nominee for director, executive officer, or greater than 5% beneficial owner of our common stock and their immediate family members. In reviewing any related party transaction, our audit committee is to consider the relevant facts and circumstances available to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Under this policy, all related party transactions may be consummated or continued only if approved or ratified by our audit committee.

OTHER MATTERS
Fiscal Year 2023 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2023 are included in our Annual Report on Form 10-K filed with the SEC on February 28, 2024 (File No. 001-38311). This proxy statement and our Annual Report are posted in the SEC filings section of the Investor & Media Relations web page at https://denalitherapeutics.com/investors and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Denali Therapeutics Inc., Attention: Investor Relations, 161 Oyster Point Blvd., South San Francisco, California 94080.
Company Website
We maintain a website at www.denalitherapeutics.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Such persons are also required to provide us with copies of all such reports filed with the SEC. Based solely upon the information supplied to us by these persons, we are required to report any known failure to file these reports within the specified period. To our knowledge, based solely upon a review of the Section 16(a) reports furnished to us and the written representations of these reporting persons, these persons complied with all filing requirements in a timely fashion for fiscal year 2023.

PROPOSALS OF STOCKHOLDERS FOR 2025 ANNUAL MEETING
Stockholders who wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must submit their proposals so that they are received at Denali’s principal executive offices no later than December 19, 2024. Pursuant to the rules promulgated by the SEC, simply submitting a proposal does not guarantee that it will be included.
In order to be properly brought before the 2025 annual meeting of stockholders, a stockholder’s notice of a matter the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to the Secretary of Denali at its principal executive offices not less than 45 nor more than 75 days before the first anniversary of the date on which Denali first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. As a result, any notice given by a stockholder pursuant to these provisions of our bylaws must be received no earlier than February 2, 2025, and no later than March 4, 2025, unless our annual meeting date occurs more than 30 days before or 60 days after May 31, 2024. In that case, we must receive proposals not earlier than the close of business on the 120th day prior to the date of the 2025 annual meeting and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or the 10th day following the day on which we first make a public announcement of the date of the meeting.
To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our bylaws. In addition, the notice must contain the information required by, and otherwise comply with, Rule 14A-19(b) of the Exchange Act, if applicable. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our bylaws and SEC requirements. Denali will not consider any proposal or nomination that is not timely or otherwise does not meet the bylaws and SEC requirements for submitting a proposal or nomination.
Notices of intention to present proposals at the 2025 annual meeting of stockholders must be addressed to: Secretary, Denali Therapeutics Inc., 161 Oyster Point Blvd., South San Francisco, California 94080. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named on the enclosed proxy card will have discretion to vote the shares of common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone, by using the Internet or by mail at your earliest convenience, as instructed on the Notice of Internet Availability of Proxy Materials.

THE BOARD OF DIRECTORS

South San Francisco, California
April 18, 2024

DENALI™

DENALI THERAPEUTICS INC.
161 OYSTER PT. BLVD.
SOUTH SAN FRANCISCO, CA 94080

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DNLI2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Denali Therapeutics Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Denali Therapeutics Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V44159-P07174

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DENALI THERAPEUTICS INC.

THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1, 2 AND 3.

	For All	Withhold All	For All Except
1. ELECTION OF DIRECTORS	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jay Flatley
02) Marc Tessier-Lavigne, Ph.D.
03) Nancy Thornberry

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted FOR items 1, 2 and 3.**

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document (Proxy Statement / Annual Report) are available at www.proxyvote.com.

V44160-P07174

Denali Therapeutics Inc.
ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Ryan J. Watts, Ph.D. and Alexander O. Schuth, M.D., or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Denali Therapeutics Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 am, Pacific Time on May 31, 2024, at www.virtualshareholdermeeting.com/DNLI2024, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE